Exhibit 10.35

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT

Execution Version

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

Dated 14 November 2011

SIRONA DENTAL SYSTEMS, INC.

as Company

with

J.P. MORGAN LIMITED

and

UNICREDIT BANK AG

acting as Mandated Lead Arrangers and Bookrunners

and

J.P. MORGAN EUROPE LIMITED

acting as Facility Agent

EUR 120,000,000 AND USD 175,000,000

FACILITIES AGREEMENT

CLIFFORD CHANCE PARTNERSCHAFTSGESELLSCHAFT VON RECHTSANWÄLTEN, WIRTSCHAFTSPRÜFERN,

STEUERBERATERN UND SOLICITORS • SITZ: FRANKFURT AM MAIN • AG FRANKFURT AM MAIN PR 1000

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THIS AGREEMENT is dated 14 November 2011

BETWEEN:

(1)	SIRONA DENTAL SYSTEMS, INC., an incorporated company with business address 30-30 47th Avenue, Long Island City, New York, NY 11101 incorporated in Delaware with tax payer ID 11-3374812 as original borrower and original guarantor (the “Company”);

(2)	SCHICK TECHNOLOGIES, INC., an incorporated company with business address 30-30 47th Avenue, Long Island City, New York, NY 11101 incorporated in New York with tax payer ID 11-3106069 as original borrower and original guarantor (“Schick Technologies, Inc.”);

(3)	SIRONA DENTAL SYSTEMS, LLC., a limited liability company with business address 4835 Sirona Drive, Charlotte, NC 28273 incorporated in North Carolina with tax payer ID 56-2078958 as original guarantor (“Sirona Dental Systems LLC”);

(4)	SIRONA DENTAL SERVICES GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in the Federal Republic of Germany, having its business address at Fabrikstr. 31, 64625 Bensheim, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under HRB 25817 as original borrower and original guarantor (“Sirona Dental Services GmbH”);

(5)	SIRONA DENTAL SYSTEMS GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in the Federal Republic of Germany, having its business address at Fabrikstr. 31, 64625 Bensheim, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under HRB 24948 as original borrower and original guarantor (“Sirona Dental Systems GmbH”);

(6)	SIRONA IMMOBILIEN GMBH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated in the Federal Republic of Germany, having its business address at Fabrikstr. 31, 64625 Bensheim, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under HRB 24987 as original guarantor (“Sirona Immobilien GmbH”);

(7)	SIRONA TECHNOLOGIE GMBH & CO. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of the Federal Republic of Germany, having its business address at Fabrikstr. 31, 64625 Bensheim, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Darmstadt under HRA 83590 as original guarantor (“Sirona Technologie KG”);

(8)	J.P. MORGAN LIMITED and UNICREDIT BANK AG as mandated lead arrangers (the “Mandated Lead Arrangers”) and bookrunners (the “Bookrunners”);

(9)	THE INSTITUTIONS listed in Schedule 1 (The Original Lenders) as original lenders (the “Original Lenders”); and

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(10)	J.P. MORGAN EUROPE LIMITED as facility agent of the other Finance Parties (the “Facility Agent”).

IT IS AGREED as follows:

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SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 7 (Form of Accession Letter).

“Accounting Principles” means generally accepted accounting principles in the United States of America.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formulae).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)	in relation to Facility A, the period from and including the date of this Agreement to and including the date falling one Month after the date of this Agreement; and

(b)	in relation to the Revolving Facilities, the period from and including the date of this Agreement to and including the day which is one Month prior to the Termination Date.

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“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus (subject as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than in relation to any proposed Utilisation under any Revolving Facility only, that Lender’s participation in any Revolving Loan under that Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means:

(a)	in the case of Facility A and Facility C, USD; and

(b)	in the case of Facility B, euro.

“Base Currency Amount” means in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Facility Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Base Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Base Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market; or

(b)	in relation to EURIBOR, as the rate at which the relevant Base Reference Bank could borrow funds in the European interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Base Reference Banks” means, in relation to LIBOR, JPMorgan Chase Bank, N.A., UniCredit Luxembourg S.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Commerzbank Aktiengesellschaft and, in relation to EURIBOR, JPMorgan Chase Bank, N.A., UniCredit Luxembourg S.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Commerzbank Aktiengesellschaft or such other banks as may be appointed by the Facility Agent in consultation with the Company.

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“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding, for the avoidance of doubt, the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Luxembourg, Frankfurt am Main and New York, and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” means, at any time, cash at bank denominated in Swiss Francs, sterling, dollars, euro, Japanese Yen, Canadian dollar or any other currency which is the lawful currency of any other member state of the OECD (or any other country in which a member of the Group operates) and credited to an account in the name of a member of Group and to which, in each case, such member of the Group is alone beneficially entitled and for so long as:

(a)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(b)	there is no Security over that cash except as permitted hereunder; and

(c)	such cash is freely and immediately available or within 30 days of demand to be applied in repayment or prepayment of the Facilities, whether as a result of dividend payments, loans or other payments made to the relevant member of the Group.

“Cash Equivalent Investments” means:

(a)

debt securities denominated in Swiss Francs, sterling, dollars, euro, Japanese Yen, Canadian dollar or any other currency which is the lawful currency of any other member state of the OECD issued by or unconditionally guaranteed by Switzerland, the United Kingdom, the United States of America, a

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Participating Member State, Japan or any other member state of the OECD, at all times rated A3 or higher by Moody’s or A- or higher by Standard & Poor’s and which are not convertible into any other form of security and having not more than one year to final maturity;

(b)	debt securities denominated in Swiss Francs, sterling, dollars, euro, Japanese Yen, Canadian dollar or any other currency which is the lawful currency of any member state of the OECD which are not convertible into any other form of security and having not more than one year to final maturity, at all times rated P-1 or higher by Moody’s or A-1 or higher by Standard & Poor’s and which are not issued or guaranteed by any member of the Group;

(c)	certificates of deposit denominated in Swiss Francs, sterling, dollars, euro, Japanese Yen, Canadian dollar or any other currency which is the lawful currency of any member state of the OECD issued by, and acceptances by, banking institutions authorised under applicable legislation of Switzerland, the United Kingdom, the United States of America, a Participating Member State, Japan or any other member state of the OECD rated P-1 or higher by Moody’s or A-1 or higher by Standard & Poor’s;

(d)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s or Fitch Rating Ltd or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; or

(e)	other securities (if any) approved in writing by the Facility Agent,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than as permitted hereunder).

“Change of Control” has the meaning given to it in Clause 8.6.

“Closing Date” means the date on which first utilisation of any of the Facilities occurs.

“Code” means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

“Commitment” means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

“Commitment Fee” means any fees payable by the Company pursuant to Clause 12.1 (Commitment Fee).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

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“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

“Consolidated Adjusted EBITDA” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Consolidated Total Net Debt” has the meaning given to such term in Clause 21.1 (Financial definitions).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

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unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health; or

(c)	the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

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(b)	(if no Screen Rate is available for the Interest Period of that Loan) the Base Reference Bank Rate,

as of the Specified Time on the Quotation Day for euro and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, EURIBOR will be deemed to be zero.

“EUR Lender” means a Lender under Facility B (in such capacity).

“ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

“ERISA Affiliate” means any person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with an Obligor, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Senior Facilities Agreement” means the senior facilities agreement dated 22 November 2006 (as amended) between, inter alia, Sirona Dental Systems, Inc as original borrower and J.P. Morgan Europe Limited as facility agent.

“Facility” means Facility A, Facility B or Facility C.

“Facility A” means the term loan facility made available under this Agreement as described in sub-paragraph (a)(i) of Clause 2.1 (The Facilities).

“Facility A Borrower” means Sirona Dental Systems, Inc. and/or Schick Technologies, Inc..

“Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Repayment Date” means each of the dates specified in Clause 7.1 (Repayment of Facility A Loans) as a Facility A Repayment Date.

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“Facility A Repayment Instalment” means each instalment for repayment of the Facility A Loans referred to in Clause 7.1 (Repayment of Facility A Loans).

“Facility B” means the revolving loan facility made available under this Agreement as described in sub-paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Borrower” means Sirona Dental Systems GmbH and/or Sirona Dental Services GmbH and/or an Additional Borrower which has acceded to this Agreement as a Facility B Borrower unless it ceases to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under the Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the revolving loan facility made available under this Agreement as described in sub-paragraph (a)(ii) of Clause 2.1 (The Facilities).

“Facility C Borrower” means Sirona Dental Systems, Inc. and/or Schick Technologies, Inc. and/or an Additional Borrower which has acceded to this Agreement as a Facility C Borrower unless it ceases to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Facility C Commitment” means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.4 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under the Facility C or the principal amount outstanding for the time being of that loan.

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“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any successor sections that are substantially similar and not materially more onerous to comply with), and any regulations or official guidance promulgated thereunder.

“Fee Letter” means any letter or letters between J.P. Morgan Limited and UniCredit Bank AG as mandated lead arrangers and bookrunners and the Company (or the Facility Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter, any Compliance Certificate, any Utilisation Request, any Selection Notice and any other document designated as a “Finance Document” by the Facility Agent and the Company.

“Finance Party” means the Facility Agent, any of the Mandated Lead Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	any monies borrowed or raised;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of shares which are redeemable on or before the Termination Date;

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(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) required to be accounted for as a borrowing (but excluding for the avoidance of doubt any employee profit sharing scheme) to the extent that item is treated as debt in the Group’s balance sheet;

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity or similar assurance against financial loss for any of the items referred to in the preceding paragraphs of this definition and any agreement to maintain the solvency of any person whether by investing in, lending to or purchasing the assets of such person; and

(l)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days from the date on which the goods were delivered or services were performed.

“Financial Quarter” has the meaning given to that term in Clause 21.1 (Financial definitions).

“General Loan and Guarantee Basket” means at any time EUR 50,000,000.

“German Borrower” means a borrower whose jurisdiction of incorporation is the Federal Republic of Germany.

“German GAAP” means the generally accepted accounting principles in the Federal Republic of Germany (Grundsätze ordnungsmäßiger Buchführung) under the German Commercial Code (Handelsgesetzbuch).

“German Guarantor” means a Guarantor whose jurisdiction of incorporation is the Federal Republic of Germany.

“German Obligor” means any German Borrower or German Guarantor.

“Group” means the Company, and each of its respective Subsidiaries for the time being.

“Gross Assets” means (by reference to the Accounting Principles), total assets of the Group (or a relevant Subsidiary of the Company, as the case may be), less intra-group receivables, investments in group companies, goodwill and intangible assets resulting from purchase price allocations incurred on consolidation.

“Guarantee Principles” means the principles set out in Schedule 12 (Guarantee Principles).

“Guarantor” means an Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

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“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 14 (Form of Increase Confirmation).”

“Increase Lender” has the meaning given to that term in Clause 2.4 (Increase).

“Incremental Facility” means a term loan facility or a revolving loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Incremental Facility Loan” means a loan made or to be made under an Incremental Facility or the principal amount outstanding for the time being of that loan.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts as they become due or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation by it or such regulator, supervisor or similar official;

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(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	with respect to a Finance Party located in the UK only, has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)	any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

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“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods and Terms) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.4 (Default Margin).

“Legal Opinions” means the legal opinions delivered to the Facility Agent pursuant to Clause 4.1 (Initial Conditions Precedent) and paragraph 9 of Part III of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor).

“Legal Reservations” means

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any general principles which are set out in the qualifications as to matters of law in the Legal Opinions.

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 2.4 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lenders Presentation” means a lenders presentation entitled “Sirona – The Dental Company Lenders Presentation – October 2011” as provided pursuant Clause 4.1 (Initial conditions precedent).

“Lent and Guaranteed Funds” means the aggregate amount of all monies invested, paid, allocated, guaranteed, indemnified, applied or spent since the date hereof under sub-paragraph (b)(iv) of Clause 22.6 (Loans and credit) and/or sub-paragraph (b)(iv) of Clause 22.7 (No Guarantees or indemnities) but deducting any such amounts which are repaid or no longer outstanding.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the Base Reference Bank Rate,

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as of the Specified Time on the Quotation Day for the currency of that Loan and for a period comparable to the Interest Period of that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a Facility A Loan, Facility B Loan or a Facility C Loan.

“Majority Lenders” means:

(a)

for the purposes of paragraph (a) of Clause 35.1 (Required consents) in the context of a waiver in relation to a proposed Revolving Loan (other than a Utilisation on the Closing Date) of the condition in Clause 4.2 (Further Conditions Precedent) a Lender or Lenders whose (i) Available Commitments with respect to the relevant Revolving Facility aggregate more than 66 2/3 per cent. of the Available Facility with respect to the relevant Revolving Facility and (ii) Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction); and

(b)

in any other case, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means in relation to:

(a)	Facility A: 1.60;

(b)	Facility B: 0.85;

(c)	Facility C: 1.10,

per cent. per annum or such rate per annum as may be in effect from time to time in accordance with Clause 9.3 (Margin Ratchet).

“Margin Stock” means “margin stock” or “margin security” within the meaning of Regulations T, U and X.

“Material Adverse Effect” means any event or series of events which is materially adverse to:

(a)	the financial condition of the Group taken as a whole;

(b)	the ability of any Obligor to perform its payment obligations under the Finance Documents; or

(c)	the validity or enforceability of any material term of the Finance Documents or the rights and remedies of any Finance Party under the Finance Documents in a manner or to an extent which is materially adverse to the interests of the Finance Parties under the Finance Documents.

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“Material Intellectual Property” means the Intellectual Property which is material to the Group’s business.

“Maximum Incremental Facility Amount” means USD 150,000,000.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Moody’s” means Moody’s Investors Service, Inc. and any successors to its rating business.

“Obligor” means a Borrower or a Guarantor.

“Obligor’s Agent” means the Company.

“Optional Currency” means a currency (other than the Base Currency for Facility B) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Borrower” means the Facility A Borrowers, the Facility B Borrowers and the Facility C Borrowers, in each case if a party to this Agreement at the date of this Agreement in such capacity.

“Original Financial Statements” means:

(a)	the unaudited consolidated financial statements of the Group dated 30 June 2011; and

(b)	the audited consolidated financial statements of the Group for its financial year ending 30 September 2010.

“Original Guarantor” means each of the Company, Schick Technologies, Inc., Sirona Dental Systems LLC, Sirona Dental Services GmbH, Sirona Dental Systems GmbH, Sirona Immobilien GmbH and Sirona Technologie KG.

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“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Pooling Agreement” means each of the profit and loss transfer agreement between Sirona Dental Services GmbH and Sirona Dental Systems GmbH dated 24 February 2004 and the profit and loss transfer agreement between Sirona Dental Systems GmbH and Sirona Immobilien GmbH dated 23 September 2002.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period provided such TARGET Day is also a Business Day in London or, if not, the immediately preceding TARGET Day which is also a Business Day in London; or

(b)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Refinancing Costs” has the meaning given to it in Clause 21.1 (Financial definitions).

“Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time hereafter in effect.

“Related Fund”, in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or advisor as the first fund or, if it is managed by a different investment manager or advisor, a fund whose investment manager or advisor is an Affiliate of the investment manager or advisor of the first fund.

“Relevant Interbank Market” means in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation; and

(b)	any jurisdiction where it conducts its business.

“Relevant Period” has the meaning given to it in Clause 21.1 (Financial definitions).

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“Repeating Representations” means each of the representations set out in Clause 19.1 (Status), Clause 19.2 (Binding Obligations), Clause 19.3 (Non conflict with other obligations) Clause 19.4 (Power and authority), Clause 19.5 (Validity and admissibility in evidence), Clause 19.6 (Governing law and enforcement), (except with regard to the Lenders Presentation) Clause 19.10 (No misleading information), Clause 19.12 (Pari passu ranking), Clause 19.17 (ERISA) and Clause 19.18 (Margin Stock).

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Revolving Facilities” means Facility B and Facility C, as the case may be.

“Revolving Loan” means a Facility B Loan or Facility C Loan, as the case may be.

“Rollover Loan” means one or more Revolving Loans:

(a)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Loan;

(c)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“SEC” means the United States Securities and Exchange Commission or any successor thereof.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Selection Notice Applicable to a Facility A Loan) given in accordance with Clause 10 (Interest Periods and Terms) in relation to a Facility A Loan.

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“Semi-Annual Financial Statements” has the meaning given to it in Clause 21.1 (Financial definitions).

“Senior Management” means the chief executive officer and the chief financial officer from time to time.

“Separate Loan” has the meaning given to that term in Clause 7.2 (Repayment of Revolving Loans).

“Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of McGraw-Hill Companies, Inc. or any successor to its rating business.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“TARGET2” means Trans European Automated Real time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 13 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the date falling 5 years after the date of this Agreement.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being USD 75,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being EUR 120,000,000 at the date of this Agreement.

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“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being USD 100,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

“U.S. Borrower” means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“USD Lender” means a Lender under Facility A or Facility C (in such capacity).

“U.S. Exclusivity Agreement” means a distributorship agreement dated 27 April 1998 between Sirona Dental Systems GmbH and Patterson Companies, Inc., as amended and restated from time to time.

“U.S. Group Company” means the Company and its direct and indirect Subsidiaries which are organised under the law of any State of the United States of America or the District of Columbia.

“U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

“U.S. Obligor” means any U.S. Borrower or U.S. Guarantor.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Fee” means any fees payable by the Company pursuant to Clause 12.4 (Utilisation Fee).

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Utilisation Request).

“VAT” means value added tax and any other tax of a similar nature.

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1.2	Construction

(a)	Unless a contrary indication appears a reference in this Agreement to:

(i)	the “Facility Agent”, the “Mandated Lead Arrangers”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is previously agreed in writing by or on behalf of the Company and the Facility Agent or, if not so agreed, is in the form to be agreed between the Facility Agent and the Company, each acting reasonably;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	the “equivalent”, on any day, in one currency (the “first currency”) of a sum denominated in a second currency (the “second currency”) means the amount of the first currency calculated by the Facility Agent as being that which would be required by it to purchase the relevant sum in the second currency in the London spot exchange market at or about 11.00 a.m. on that day in accordance with its usual practice;

(v)	the “European interbank market” means the interbank market for euro operating in Participating Member States;

(vi)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (however fundamentally);

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “participation” of a Lender in a Loan, means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;

(ix)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(x)	“promptly” and “immediately” means without undue delay;

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not, compliance with which is customary) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self regulatory or other authority or organisation;

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(xii)	a provision of law is a reference to that provision as amended or re enacted; and

(xiii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“$”, “dollars” and “USD” denote lawful currency of the United States of America and “EUR”, “€” and “euro” means the single currency unit of the Participating Member States.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no rights under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

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SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the USD Lenders make available:

(i)	a term loan facility in an aggregate amount equal to the Total Facility A Commitments being USD 75,000,0000 at the date of this Agreement; and

(ii)	a revolving loan facility in an aggregate amount equal to the Total Facility C Commitments being USD 100,000,000 at the date of this Agreement.

(b)	Subject to the terms of this Agreement, the EUR Lenders make available a multicurrency revolving loan facility in an aggregate amount equal to the Total Revolving Facility B Commitments being EUR 120,000,000 at the date of this Agreement.

(c)	Subject to the terms of Clause 2.2 (Incremental Facility), a Borrower may add one or more incremental facilities in an aggregate principal amount not to exceed the Maximum Incremental Facility Amount which are uncommitted on the date of this Agreement.

(d)	Facility A will only be available to the Facility A Borrowers. Facility B will only be available to the Facility B Borrowers and Facility C will only be available to the Facility C Borrowers.

2.2	Incremental Facility

(a)	Subject to Clause 2.3 (Incremental Facility Conditions), a Borrower may by written notice to the Facility Agent establish from time to time but no earlier than one Business Day after the Closing Date one or more additional term loan facilities or revolving loan facilities (each an “Incremental Facility”) from one or more existing Lenders and/or another bank or financial institution (a “Further Lender”) that in each case agrees to make such loans to the Borrower. Such notice (an “Incremental Commitment Notice”) shall include:

(i)	the principal amount of the Incremental Facility it wishes to establish;

(ii)	that such principal amount, when aggregated with any existing Incremental Facility is less than the Maximum Incremental Facility Amount;

(iii)	the terms and conditions (including the name and jurisdiction of incorporation of the proposed borrower) of the proposed Incremental Facility;

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(iv)	the date on which the proposed Incremental Facility shall become effective and the purpose for which the proceeds of such Incremental Facility shall be applied;

(v)	an invitation to each Lender to participate in the Incremental Facility (the amount of such participation to be pro-rata to the proportion that Lender’s Commitments bear to the Total Commitments);

(vi)	confirmation (with supporting calculations where necessary) that each of the conditions set out in Clause 2.3 (Incremental Facility Conditions) have or will be met at the date such Incremental Facility becomes effective.

The Incremental Commitment Notice shall also be signed by a director of the Company.

(b)	As soon as reasonably practicable following receipt of an Incremental Commitment Notice, the Facility Agent shall forward such Incremental Commitment Notice to the Lenders requesting that each Lender confirms in writing within ten Business Days of the date of the Incremental Commitment Notice whether they accept or decline to participate in the relevant Incremental Facility.

(c)	If any Lender does not wish to participate in an Incremental Facility or fails to respond to the invitation set out in the relevant Incremental Commitment Notice within ten Business Days of the date of such Incremental Commitment Notice, the portion of the Incremental Facility offered to it pursuant to such Incremental Commitment Notice shall be offered to other existing Lenders pro-rata to the proportion that each Lender’s Commitments bear to the Total Commitments for the purpose of this paragraph the definition of which shall be amended to exclude the Commitments of any declining Lenders.

(d)	To the extent the existing Lenders decline or fail to accept the invitation to participate in a Incremental Facility in an amount equal to the amount offered to the Lenders pursuant to sub-paragraphs (a)(v) and paragraph (c) above (the “Declined Amount”) within ten Business Days of the date of the relevant Incremental Commitment Notice, the Company may nominate a Further Lender to participate in the relevant Incremental Facility in an amount not exceeding the Declined Amount. The Company shall arrange for each Further Lender to confirm to the Facility Agent in writing that it has agreed to participate in that Incremental Facility up to the Declined Amount on the terms set out in the relevant Incremental Commitment Notice within 20 Business Days of the date of such notice or such other shorter period requested by the Company.

(e)	A Further Lender may only participate in an Incremental Facility if it has acceded to this Agreement as a Lender and each of the conditions set out in Clause 2.3 (Incremental Facility Conditions) have or will be satisfied on the date the Incremental Facility is established).

(f)	Commitments in respect of Incremental Facilities shall become Commitments under this Agreement pursuant to an amendment to this Agreement, executed

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by the Company, the relevant Borrower, each Lender and each Further Lender that agrees to participate in the relevant Incremental Facility and the Facility Agent. For the avoidance of doubt, the Facility Agent shall be authorised without the consent of the Majority Lenders to execute such amendment which shall include such technical amendments to the terms of this Agreement as are required to enable the operation of the relevant Incremental Facilities provided only that the conditions in Clause 2.3 (Incremental Facility Conditions) are met.

2.3	Incremental Facility Conditions

An Incremental Facility may only be effective if:

(a)	all the representations and warranties in Clause 19 are made to each Finance Party as of the date on which the Incremental Facility is established by reference to the facts and circumstances existing at that date or, with respect to the representations and warranties in paragraphs (c) and (d) of Clause 19.11 (Financial statements), by reference to the date of delivery of the then last set of financial statements whereas the representations and warranties set out in Clause 19.10 (No misleading information) relating to the Lenders Presentation shall be made as of the date it was provided.

(b)	no Default or Event of Default has occurred and is continuing nor would the drawing of any amount under the Incremental Facility cause there to be a Default or Event of Default;

(c)	the financial covenant set out in Clause 21 (Financial Covenant) would be satisfied on a pro-forma basis on the assumption that the Incremental Facility is drawn in full as of the last day of the most recently ended Relevant Period;

(d)	the maturity date of each Incremental Facility which is a term loan facility is no earlier than the Termination Date hereunder and the weighted average life to maturity of the Incremental Facility is no shorter than that of Facility A;

(e)	the termination date of each Incremental Facility which is a revolving loan facility is no earlier than the Termination Date;

(f)	the claims of the Lenders in respect of Facility A and the Revolving Facilities rank at least pari passu with the claims of the Lenders under the Incremental Facility;

(g)	the provisions relating to prepayments, cancellation and guarantees under and of the Incremental Facility shall be no more favourable to the Lenders under the Incremental Facility compared to those under the Facilities;

(h)	the Company delivers to the Facility Agent any legal opinion or other condition precedents (including any information required to comply with “know your customer” or similar identification procedures) requested by the Facility Agent (acting reasonably) prior to utilisation of the Incremental Facility;

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(i)	if the proposed borrower of the Incremental Facility is not a Borrower it becomes an Additional Borrower on and in accordance with the terms of Clause 25.2 (Additional Borrowers); and

(j)	the date upon which the Incremental Facility is established is no earlier than one Business Day after the Closing Date.

2.4	Increase

(a)	The Company may by giving prior notice to the Facility Agent by no later than the date falling ten Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (f) of Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Facility Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

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(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.

(c)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	Unless the Facility Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of EUR 2,500 and the Company shall promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.4.

(e)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter between the Company and the Increase Lender setting out that fee. A reference in this Agreement to a Fee Letter shall include any letter referred to in this paragraph.

(f)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.4 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re transfer” and “re assignment” were references to respectively a “transfer” and “assignment”.”

2.5	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

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(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.6	Obligors’ Agent

(a)	Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors’ Agent or given to the Obligors’ Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.

(c)	For the purpose of acting as Obligors’ Agent in accordance with this Clause 2.6, each Obligor releases the Company from the restrictions of Sec 181 of the German Civil Code and any equivalent restriction under any applicable law. Nothing in this Clause 2.6 shall prejudice the right of the Facility Agent to require all Obligors to agree to any actions set out in this Clause 2.6 on its own behalf.

Execution Version

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under Facility A, Facility B and Facility C towards the general corporate purposes of the Group.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Facility Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Delivery of a Utilisation Request) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	the Facility Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent to Drawdown) in form and substance satisfactory to the Facility Agent.

(b)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(c)	in relation to any Utilisation on the Closing Date, all the representations and warranties in Clause 19 (Representations) or, in relation to any other Utilisation, the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Facility B Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Facility B Loan; and

(ii)	it has been approved by the Facility Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Facility Agent of the relevant Utilisation Request for that Facility B Loan.

Execution Version

(b)	If the Facility Agent has received a written request from the Company for a currency to be approved under sub-paragraph (a)(ii) above, the Facility Agent will confirm to the Company by the Specified Time:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	4 or more Facility A Loans would be outstanding; or

(ii)	12 or more Facility B Loans would be outstanding; or

(iii)	12 or more Facility C Loans would be outstanding.

(b)	A Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, 4 or more Facility A Loans would be outstanding.

(c)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(d)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Authorisation re fees, etc.

Each Borrower irrevocably authorises the Facility Agent to deduct from the amount of the first Utilisation under the Facilities, all fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees).

Execution Version

SECTION 3

UTILISATION

5.	UTILISATION OF LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods and Terms).

(b)	Only one Utilisation may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or, in case of Facility B, the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	for Facility A, an amount equal to USD 75,000,000 or, if less, the Available Facility; or

(ii)	for Facility B, a minimum amount of EUR 1,000,000 (and thereafter integral multiples of EUR 500,000) (or if an Optional Currency (subject to paragraph (b) of Clause 4.3 (Conditions relating to Optional Currencies)) an appropriate equivalent minimum amount determined by the Facility Agent) or, if less, the Available Facility; or

(iii)	for Facility C, a minimum amount of USD 1,000,000 (and thereafter integral multiples of USD 500,000) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Repayment of Revolving Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

Execution Version

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Facility Agent shall determine the Base Currency Amount of each Facility B Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case, by the Specified Time.

5.5	Limitation on Utilisations

The Revolving Facilities shall not be utilised on the Closing Date unless Facility A is drawn in full at the same time.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency

A Borrower shall select the currency of a Facility B Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Facility Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Facility Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Facility Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will (other than for the purposes of calculating maximum numbers of loans under Clause 4.4 (Maximum number of Loans) be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Facility Agent’s calculations

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

Execution Version

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Facility A Loans

(a)	The Borrowers under Facility A shall repay the aggregate Facility A Loans in instalments by repaying on each Facility A Repayment Date an amount equal to the relevant percentage of all Facility A Loans borrowed by the Borrowers as at close of business in London on the last day of the Availability Period in relation to Facility A as set out opposite such Facility A Repayment Date in the table below:

Facility A Repayment Date	Facility A Repayment Instalment (in USD)

Date falling 48 months after the date of this Agreement	30%

Termination Date	70%

(b)	If, in relation to a Facility A Repayment Date, the aggregate amount of the Facility A Loans made to the Borrowers exceeds the Facility A Repayment Instalment to be repaid, the Company may, if it gives the Facility Agent not less than five Business Days’ prior notice, select which of the Facility A Loans will be wholly or partially repaid so that the Facility A Repayment Instalment is repaid on the relevant Facility A Repayment Date in full. The Company may not make a selection if as a result more than one Facility A Loan be partially repaid. As between the Borrowers, all Facility A Repayment shall be applied at the direction of the Company.

(c)	If the Company fails to deliver a notice to the Facility Agent in accordance with paragraph (b) above, the Facility Agent shall select the Facility A Loans to be wholly or partially repaid.

(d)	No Borrower may reborrow any part of a Facility A Loan which is repaid.

7.2	Repayment of Revolving Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Revolving Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Revolving Loan is due to be repaid by that Borrower;

Execution Version

(ii)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii)	in whole or in part for the purpose of refinancing the maturing Revolving Loan;

the aggregate amount of the new Facility B Loans shall be treated as if applied in or towards repayment of the maturing Facility B Loan so that:

(A)	if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:

(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)	each Lender’s participation (if any) in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Revolving Loan and that Lender will not be required to make its participation in the new Revolving Loans available in cash; and

(B)	if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:

(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)	each Lender will be required to make its participation in the new Revolving Loans available in cash only to the extent that its participation (if any) in the new Revolving Loans exceeds that Lender’s participation (if any) in the maturing Revolving Loan and the remainder of that Lender’s participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Revolving Loan.

(c)	At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the relevant Revolving Loans then outstanding will be automatically extended to the Termination Date in relation to the relevant Revolving Facility and will be treated as separate Revolving Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)	A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving three Business Days’ prior notice to the Facility Agent. The Facility Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

Execution Version

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Facility Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to the Revolving Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.3	Effect of Prepayment and Cancellation on Scheduled Repayments and Reductions

(a)	If the Company cancels the whole or any part of the Facility A Commitments in accordance with Clause 8.5 (Right of repayment and cancellation in relation to a single Lender) or if any of the Facility A Commitments of any Lender is reduced under Clause 8.1 (Illegality) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)	If the Company cancels the whole or any part of the Facility A Commitments in accordance with Clause 8.2 (Voluntary cancellation) or prepays any part of the Facility A Loan in accordance with Clause 8.3 (Voluntary prepayment of Facility A Loans) then the amount so cancelled or prepaid (as the case may be) shall be applied over the remaining Facility A Repayment Instalments as the Company may select.

(c)	If any of the Facility A Loans are prepaid in accordance with Clause 8.5 (Right of repayment and cancellation in relation to a single Lender) or Clause 8.1 (Illegality) then the amount of the Facility A Repayment Instalment for each Facility A Repayment Date, respectively after that prepayment will reduce pro rata by the amount of the Facility A Loan.

(d)	If any of the Facility A Loans are prepaid in accordance with Clause 8.7 (Disposal proceeds) then, at the election of the Company:

(i)	either the amount of the Facility A Repayment Instalment for each Facility A Repayment Date falling after that prepayment will be reduced pro rata by the amount of the Facility A Loan prepaid;

(ii)	or any such prepayments shall be applied against the last Facility A Repayment Instalment.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If at any time, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to make, fund or maintain its participation in any Loan that Lender shall promptly notify the Facility Agent upon becoming aware of that event and upon the Facility Agent notifying the Company:

(a)	that Lender shall not thereafter be obliged to participate in any Utilisation and the Commitments of that Lender will immediately be reduced to zero and cancelled; and

Execution Version

(b)	the Company shall and shall procure that each other Borrower will, on or before such date as the Facility Agent shall have specified, (allowing the Borrower the full benefit of any grace period permitted by law), repay that Lender’s participation in the Loans made to it or that Borrower together with accrued interest on and all other amounts owing to that Lender under the Finance Documents or replace such Lender pursuant to Clause 35.4 (Replacement of a Defaulting Lender).

8.2	Voluntary cancellation

The Company may, if it gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 1,000,000 or EUR 1,000,000, as the case may be) of an Available Facility. Any cancellation under this Clause 8.2 shall reduce rateably the Commitments of the Lenders under that Facility.

8.3	Voluntary prepayment of Facility A Loans

(a)	A Borrower to which a Facility A Loan has been made may, if the Company gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loans (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loans by a minimum amount of USD 1,000,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.4	Voluntary prepayment of Revolving Loans

The Borrower to which a Revolving Loan has been made may, if it or the Company gives the Facility Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Loan by a minimum amount of with respect to Facility B, EUR 1,000,000 (or its equivalent or, with respect to Facility C, USD 1,000,000).

8.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross up);

Execution Version

(ii)	any Lender claims indemnification from the Company or any other Obligor under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Facility Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formulae),

the Company may, whilst (in the case of paragraphs (i) and (iii) above) the circumstance giving rise to the requirement for that increase or indemnification continues or whilst (in the case of sub-paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give notice of its intention to replace a Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitments of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The Company may, in the circumstances set out in paragraph (a) above, on three Business Days’ prior notice to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

Execution Version

(f)

(i)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent three Business Days’ notice of cancellation of each Available Commitment of that Lender.

(ii)	On the notice referred to in paragraph (i) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(iii)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

8.6	Change of Control

(a)	For the purpose of this Clause 8.6:

(i)	“Change of Control” means any person or group of persons acting in concert gains control of the Company.

For the purposes of the definition of “Change of Control” in this Clause 8.6:

(ii)	“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company; and

(iii)	“control” means, in relation to the Company:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than one half of the maximum number of votes that might be cast at a general meeting of the Company; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(3)	give directions with respect to the operating and financial policies of the Company generally which the directors or other equivalent officers of the Company are obliged to comply with.

(b)	Upon the occurrence of a Change of Control or the sale of the whole or substantially the whole of the Group’s business and assets,

(i)	a Lender may by not less than 30 days notice to the Company, cancel its commitments in full and require that all of its share of the Loans shall be prepaid in full together with interest thereon and all other amounts accrued and owing by each Party (other than a Finance Party) under the Finance Documents; and

Execution Version

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan).

8.7	Disposal proceeds

(a)	For the purposes of this Clause 8.7:

“Disposal” means a sale, lease, transfer, loan or other disposal by a person of any asset, undertaking or business (whether voluntary or involuntary and whether as a single transaction or a series of related transactions) by any member of the Group.

“Relevant Disposal” means any Disposal other than a Disposal:

(i)	made in the ordinary course of the Group’s business;

(ii)	made in the ordinary course of trading of the disposing entity;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality; and

(iv)	of assets where at the time the proposed Disposal (the “Proposed Disposal”) is made the aggregate of:

(A)	all assets disposed of after the date of this Agreement but prior to the Proposed Disposal by way of a Disposal which is not described under sub-paragraphs (i) to (iii) above (deducting the amount attributable to Disposals where the disposal proceeds of such Disposal have been applied towards mandatory prepayment in accordance with paragraph (b) below); and

(B)	all assets, other than assets described under sub-paragraphs (i) to (iii) above, to be disposed of by way of the Proposed Disposal together represent not more than 20% of the Group’s consolidated gross assets as shown in the (at the time of the Proposed Disposal) then latest audited consolidated financial statements of the Company.

The non-cash element of the consideration for a Relevant Disposal must not account for more than 25% of the total consideration for such Relevant Disposal.

“Disposal Proceeds” means the cash consideration received by any member of the Group (including any amount received in repayment of intercompany debt by a member of the Group from a company disposed of) for any Relevant Disposal made by any member of the Group except for Excluded Disposal Proceeds and after deducting:

(i)	expenses incurred by any member of the Group with respect to that Relevant Disposal to person(s) who are not members of the Group;

Execution Version

(ii)	any Tax incurred and required to be paid by the seller in connection with that Relevant Disposal (as reasonably determined by the seller, on the basis of existing rates and taking account of any available credit, deduction or allowance);

(iii)	the amount of the Disposal Proceeds which is immediately upon such Relevant Disposal occurring required to be applied in repaying Financial Indebtedness of the member of the Group making such Relevant Disposal where such Financial Indebtedness relates to the asset disposed of; and

(iv)	where the Relevant Disposal itself causes the 20% threshold referred to in the definition thereof to be exceeded, the proceeds which are attributable to the part of the Relevant Disposal which could have been done without exceeding the said 20% threshold.

“Excluded Disposal Proceeds” means the proceeds of any Relevant Disposal where the cash consideration received by any member of the Group (including any amount received in repayment of intercompany debt by a member of the Group from a company disposed of) for that Relevant Disposal are an amount less than EUR 5,000,000.

(b)	The Company shall ensure that it and the other Borrowers prepay and cancel Loans and/or cancel Commitments in an amount equal to the Disposal Proceeds promptly upon receipt of those proceeds subject to Clause 8.10 (Prepayment elections). The prepayments will be applied under Clause 8.8 (Application of mandatory prepayments).

8.8	Application of mandatory prepayments

(a)	Subject to paragraph (b) below, any prepayment made under Clause 8.7 (Disposal Proceeds) shall be applied in the following order:

(i)	first, in prepayment and cancellation of Facility A Loans as contemplated in paragraph (d) of Clause 7.3 (Effect of Prepayment and Cancellation on Scheduled Repayments and Reductions);

(ii)	secondly, in cancellation of Available Commitments under the Revolving Facilities pro rata (and the Available Commitment of the Lenders under each Revolving Facility will be cancelled rateably); and

(iii)	thirdly, in prepayment of Revolving Loans pro rata and cancellation of the Commitments under the Revolving Facilities pro rata.

(b)

Notwithstanding paragraph (a) above, the Company shall only be obliged to procure the prepayment of Loans from proceeds raised by members of the Group that are not U.S. Companies towards Loans borrowed by U.S. Borrowers and from proceeds raised by members of the Group that are U.S. Companies towards Loans borrowed by non-U.S. Borrowers only to the extent such prepayment would not cause any material adverse tax

Execution Version

consequences to the Group. The Company shall ensure that all transactions related to disposals are not structured in such a way so that the limitations on guarantees set out in Clause 18 (Guarantee and Indemnity) or the provisions of this paragraph (b) would operate in a way that would excuse the making of any prepayment otherwise due under this Clause 8.

8.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of a Facility A Loan which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facilities which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Facility Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lenders, as appropriate.

(h)	If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably under that Facility.

8.10	Prepayment elections

(a)	Any prepayment under paragraph (b) of Clause 8.7 (Disposal proceeds) may, if the Company gives the Facility Agent not less than three Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan.

Execution Version

(b)	If the Company makes an election under paragraph (a) above of this Clause 8.10 then that Loan will become due and payable in the required amount on the last day of that Interest Period.

(c)	No election can be made by the Company under paragraph (a) above and no election already made by the Company under that paragraph shall apply (unless the Majority Banks otherwise agreed in writing) if an Event of Default has occurred and is continuing.

(d)	The Facility Agent shall notify the Lenders as soon as possible of any prepayment of any Facility A Loan to be made under Clause 8.3 (Voluntary prepayment of Facility A Loans) and paragraph (b) of Clause 8.6 (Change of Control) or Clause 8.7 (Disposal proceeds).

8.11	Automatic Cancellation

If the Closing Date does not occur on or prior to the last day of the Availability Period for Facility A, then all Facilities shall be automatically cancelled in full on that date.

Execution Version

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Margin Ratchet

(a)	Subject to paragraph (b) below and Clause 9.4 (Default Margin), if the ratio of Consolidated Total Net Debt to Consolidated Adjusted EBITDA in respect of the most recent Relevant Period (as defined in Clause 21 (Financial Covenant)) falls within one of the ranges set out in column 1 of the margin grid table set out below then the Margin in respect of Facility A, Facility B and Facility C shall be the percentage per annum set opposite the range into which that Relevant Ratio falls.

Column 1	Column 2	Column 3	Column 4
Relevant Ratio	Margin % per annum for Facility A	Margin % per annum for Facility B	Margin % per annum for Facility C

Greater than 2.50:1	2.15	1.40	1.65

Equal to or less than 2.50:1 but greater than 2.00:1	1.90	1.15	1.40

Equal to or less than 2.00:1 but greater than 1.50:1	1.75	1.00	1.25

Equal to or less than 1.50:1	1.60	0.85	1.10

Execution Version

(b)	From 31 March 2012, any revised Margin provided for in this Clause 9.3 in relation to each Loan will become effective on the date on which the relevant Compliance Certificate is delivered to the Facility Agent.

(c)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a Margin or Commitment Fee reduction should not have occurred during a certain period, the relevant Borrowers shall promptly pay to the Facility Agent any amounts necessary to put the Facility Agent and the Lenders in the position they would have been in had the Margin or Commitment Fee reduction not occurred, provided that such adjustment shall not apply to a former Lender that has transferred its participation to a New Lender.

(d)	If the annual audited financial statements of the Group and related Compliance Certificate received by the Facility Agent show that a Margin or Commitment Fee reduction should have occurred during a certain period the Margin or Commitment Fee for future Interest Periods, shall be reduced by any amounts necessary to put the relevant Borrower in the position they would have been in had the Margin and Commitment Fee reduction occurred, provided that such adjustment shall not apply to a former Lender that has transferred its participation to a New Lender.

9.4	Default Margin

Notwithstanding the terms of Clause 9.3 (Margin Ratchet), no reduction in the Margin shall be effected whilst an Event of Default is continuing. On the occurrence of an Event of Default, the Margin for each Loan under Facility A, Facility B and Facility C shall be the highest percentage per annum set out in the table in Clause 9.3 (Margin Ratchet) above for a Loan under that Facility. On the date upon which such Event of Default is waived, the Margin shall be recalculated by the Facility Agent by reference to the ratio of Consolidated Total Net Debt to Consolidated Adjusted EBITDA set out in the most recent Compliance Certificate delivered to the Facility Agent.

9.5	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably). Any interest accruing under this Clause 9.5 shall be immediately payable by the Obligor on demand by the Facility Agent.

Execution Version

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.6	Notification of rates of interest

The Facility Agent shall promptly notify the Lenders and the relevant Borrower(s) of the determination of a rate of interest under this Agreement.

10.	INTEREST PERIODS AND TERMS

10.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Facility Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of a Borrower) to which that Facility A Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Facility Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 10, a Borrower (or the Company on behalf of a Borrower) may select an Interest Period of one (save with respect to Facility A), two, three or six Months or any other period agreed between the Company and the Facility Agent (acting on the instructions of all the Lenders in relation to the relevant Loan). In addition a Borrower (or the Company on its behalf) may select an Interest Period of (in relation to Facility A) a period of less than one Month if necessary to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Facility A Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

Execution Version

(f)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Revolving Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility A Loan, the Facility Agent may shorten an Interest Period for any Facility A Loan to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Facility A Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date) for the Borrowers to make the Facility A Repayment Instalment due on that date.

(b)	If the Facility Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.4	Consolidation and division of Facility A Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Facility A Loans in the same currency made to the same Borrower; and

(ii)	end on the same date,

those Facility A Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Base Reference Banks but a Base Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Base Reference Banks.

Execution Version

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement:

“Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Base Reference Banks supplies a rate to the Facility Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

Execution Version

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount and basis of calculation of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender) a fee in the Base Currency computed at the rate equal to 35 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under each Revolving Facility for the Availability Period.

(b)	The accrued commitment fee is payable:

(i)	on the last day of each successive period of three Months which ends during the relevant Availability Period;

(ii)	on the last day of the relevant Availability Period; and

(iii)	on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Upfront fee

The Company shall pay to the Mandated Lead Arrangers an upfront fee in the amount and at the times agreed in a Fee Letter.

12.3	Facility Agency fee

The Company shall pay to (or procure payment to) the Facility Agent (for its own account) a facility agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Utilisation Fee

(a)	The Company shall pay to the Facility Agent (for the account of each Lender under Facility B or, as the case may be, Facility C, pro rata to its Facility B Outstandings or, as the case may be, its Facility C Outstandings) a utilisation fee in the Base Currency at a rate of:

(i)	in the case of Facility B:

(A)	0 bps per annum on the amount of the Total Facility B Outstandings if and for so long as the aggregate amount of the Total Facility B Outstandings is equal to or less than one third of the amount of the Total Facility B Commitments; or

(B)	20 bps per annum on the amount of the Total Facility B Outstandings if and for so long as the aggregate amount of the

Execution Version

Total Facility B Outstandings is more than one third of the amount of the Total Facility B Commitments but not more than two thirds of the amount of the Total Facility B Commitments; or

(C)	40 bps per annum on the amount of the Total Facility B Outstandings if and for so long as the aggregate amount of the Total Facility B Outstandings is more than two thirds of the amount of the Total Facility B Commitments; and

(ii)	in the case of Facility C:

(A)	0 bps per annum on the amount of the Total Facility C Outstandings if and for so long as the aggregate amount of the Total Facility C Outstandings is equal to or less than one third of the amount of the Total Facility C Commitments; or

(B)	25 bps per annum on the amount of the Total Facility C Outstandings if and for so long as the aggregate amount of the Total Facility C Outstandings is more than one third of the amount of the Total Facility C Commitments but not more than two thirds of the amount of the Total Facility C Commitments;

(C)	50 bps per annum on the amount of the Total Facility C Outstandings if and for so long as the aggregate amount of the Total Facility C Outstandings is more than two thirds of the amount of the Total Facility C Commitments.

(b)	The accrued utilisation fee is payable on each 31 March, 30 June, 30 September and 31 December during the period commencing on the date of this Agreement and ending on the Termination Date.

(c)	The Facility Agent shall no later than five Business Days before a utilisation fee payment payable under this Clause 12.4 is due, provide written notice to the Company of the amount of utilisation fee payable. Such written notice shall be accompanied by calculations outlining the manner in which that utilisation fee was calculated.

(d)	In this Clause 12.4:

(i)	“Facility B Outstandings” means, in relation to a Lender, the aggregate of the Base Currency Amounts of its participations in each Facility B Loan from time to time.

(ii)	“Facility C Outstandings” means, in relation to a Lender, the aggregate of the Base Currency Amounts of its participations in each Facility C Loan from time to time.

(iii)	“Total Facility B Outstandings” means the aggregate from time to time of the Facility B Outstandings of all Lenders.

(iv)	“Total Facility C Outstandings” means the aggregate from time to time of the Facility C Outstandings of all Lenders.

Execution Version

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Clause 13:

“Protected Party” means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(a)	with respect to payments made by a German Borrower or by a Guarantor on behalf of a German Borrower:

(i)	a Lender which is incorporated or resident or acting out of a Facility Office in a member state of the European Union; or

(ii)	a Treaty Lender; or

(iii)	a Lender entitled to receive interest payments under this Agreement from that Borrower without any Tax Deduction when it becomes a Lender; or

(b)	with respect to payments made by a U.S. Borrower or by a Guarantor on behalf of a U.S. Borrower, a Lender that is:

(i)	a United States person that supplies to the Facility Agent for transmission to the U.S. Borrower or, as the case may be, the Guarantor making payments on behalf of such U.S. Borrower, two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a United States person that is exempt from United States back-up withholding Taxes;

(ii)	eligible for the benefits of a tax treaty with the United States and that supplies to the Facility Agent for transmission to the U.S. Borrower or, as the case may be, the Guarantor making payments on behalf of such U.S. Borrower, two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any deduction or withholding or, in the case of a transferee or assignee certifying that at the time of transfer or assignment it is not subject to any greater deduction or withholding than would be imposed on payments to the transferor or assignor and for which the U.S. Borrower or Guarantor on behalf of a U.S. Borrower was required to make increased payments pursuant to paragraph (c) of Clause 13.2 (Tax gross up) in respect of United States federal income Taxes under such tax treaty;

Execution Version

(iii)	entitled to receive such payments without deduction or withholding or, in the case of a transferee or assignee certifying that at the time of transfer or assignment it is not subject to any greater deduction or withholding than would be imposed on payments to the transferor or assignor and for which the U.S. Borrower or Guarantor on behalf of a U.S. Borrower was required to make increased payments pursuant to paragraph (c) of Clause 13.2 (Tax gross up) of any United States federal income Taxes as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States and that supplies to the Facility Agent for transmission to the U.S. Borrower or, as the case may be, the Guarantor making payments on behalf of such U.S. Borrower, two original copies of IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that such payments are effectively connected with the conduct by that Lender of a trade or business within the United States;

(iv)	entitled to receive such payments without deduction or withholding or, in the case of a transferee or assignee certifying that at the time of transfer or assignment it is not subject to any greater deduction or withholding than would be imposed on payments to the transferor or assignor and for which the U.S. Borrower or Guarantor on behalf of a U.S. Borrower was required to make increased payments pursuant to paragraph (c) of Clause 13.2 (Tax gross up) of any United States federal income Taxes under the “portfolio interest” exemption under Section 881(c) of the Code and that supplies to the Facility Agent for transmission to the U.S. Borrower, or as the case may be, the Guarantor making payments on behalf of such U.S. Borrower, making such payments two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form), along with a statement certifying that such Lender (i) is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, (ii) is not a “10 – percent shareholder” of the relevant U.S. Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iii) is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code with respect to which the relevant U.S. Borrower is a “United States shareholder”, provided, a Lender making the “portfolio interest” exemption claim (and complying with the IRS form and statement requirements described above in this paragraph) will be considered a Qualifying Lender only with respect to payments of interest by or on behalf of a U.S. Borrower and would not be a Qualifying Lender with respect to any payment for which it would be subject to deduction or withholding of United States federal income Taxes as of the date of this Agreement; or

(v)

entitled to receive such payments without deduction or withholding of any United States federal income Tax (or, in the case of a transferee or assignee, not greater deduction or withholding them would be imposed on payments to the transferor or assignor and for which the U.S. Borrower or Guarantor on behalf of a U.S. Borrower was required to make increased payments to the transferor or assignor pursuant to

Execution Version

paragraph (c) of Clause 13.2 (Tax gross up)) under another applicable exemption and that supplies to the Facility Agent for transmission to the U.S. Borrower or, as the case may be, the Guarantor making payments on behalf of such U.S. Borrower, two original copies of such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding Tax with respect to such payments.

For these purposes, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof). In addition, in order to be a Qualifying Lender, such Lender must (i) supply the applicable forms described above to the Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement, and from time to time thereafter upon the request of the Company or Facility Agent and (ii) promptly notify the Facility Agent and the Company at any time it determines that it is no longer in a position to provide any previously delivered form to the Facility Agent (or any other form or certification adopted by the US taxing authorities for such purpose).

“Tax Credit” means a credit against, relief or remission for, or repayment or refund of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the Federal Republic of Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the Federal Republic of Germany which makes provision for full exemption from tax imposed by the Federal Republic of Germany on interest.

Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a

Execution Version

Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender or the Issuing Bank shall notify the Facility Agent on becoming so aware in respect of a payment to that Lender or the Issuing Bank. If the Facility Agent receives such notification from a Lender or Issuing Bank it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the relevant tax authorities from a payment pursuant to this Agreement, if on the date on which the payment falls due (i) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender with respect to such payment, but on that date that Lender is not or has ceased to be a Qualifying Lender with respect to such payment other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority or (ii) such Tax Deduction is imposed with respect to a payment by a U.S. Borrower or by a Guarantor on behalf of a U.S. Borrower under FATCA (save where that Lender is not legally able to take the steps required to exempt from withholding under FATCA and provided (A) that it notifies the Company in writing of any circumstances which will or are likely to lead to an increased payment promptly upon becoming aware and (B) that in any case no Lender shall be entitled to claim any such increased payment in respect of any period falling more than three Months before such written notification to the Company).

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3	Tax indemnity

(a)	The Company shall (within three Business Days of demand by the Facility Agent) pay (or procure payment) to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines in good faith will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

Execution Version

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax due from a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction; or

(C)	under the laws of the United States,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party and franchise taxes imposed on it (in lieu of net income Taxes);

(ii)	to any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which an Obligor is located; or

(iii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross up) but was not so compensated solely because one of the exclusions in sub-paragraph (d) of Clause 13.2 (Tax gross up) applied.

(c)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Facility Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines in good faith that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party or an Affiliate has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it and/or its Affiliate (after that payment) in the same after Tax position as it would have been in had the Tax Payment not been made by the Obligor.

Execution Version

13.5	Stamp Taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party and each Mandated Lead Arranger against any cost, loss or liability that Finance Party or any Mandated Lead Arranger incurs in relation to all stamp duty, registration and other similar Taxes or fees payable in respect of any Finance Document.

13.6	Value Added Tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13.7	Lender Status Confirmation

(a)	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Increase Confirmation which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in with respect to any U.S. Borrower and German Borrower:

(i)	not a Qualifying Lender; or

Execution Version

(ii)	a Qualifying Lender.

If a New Lender fails to indicate its status in accordance with this Clause 13.7 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Increase Confirmation shall not be invalidated by any failure of a Lender to comply with this Clause 13.7.

(b)	Any Lender that is entitled to receive payments from a U.S. Borrower under this Agreement or from a Guarantor on behalf of a U.S. Borrower shall deliver to the Company and the Facility Agent any certification, documentation, information or other reporting prescribed by the United States Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the Code), to the extent it is legally able to do so, that is necessary to establish withholding, if any, required under FATCA, at the time such Lender becomes a Party to this Agreement, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Facility Agent, and shall provide any other documentation reasonably requested by the Company or the Facility Agent sufficient for the Company or the Facility Agent (i) to comply with its obligations under FATCA, (ii) to determine that such Lender has complied with such applicable reporting requirements, and (iii) if necessary, to determine the amount to deduct and withhold from such payment.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be have been introduced after the date of this Agreement, regardless of the date enacted, adopted, issued or implemented.

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(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs together with reasonable details of the basis of calculation provided that the respective Finance Party will not be obliged to divulge any confidential or sensitive information.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor; or

(ii)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied); or

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

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15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party and each Mandated Lead Arranger to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party and each Mandated Lead Arranger against any cost, loss or liability incurred by that Finance Party or Mandated Lead Arranger as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Facility Agent

The Company shall (or shall procure that an Obligor will) promptly indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

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(b)	entering into or performing any foreign exchange contract for the purposes of paragraph (b) of Clause 29.10 (Change of Currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax Gross up and Indemnities) or Clause 14 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall (or shall procure that an Obligor will) promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall within five Business Days of demand, but not prior to the Closing Date, pay (or shall procure that an Obligor will pay) the Facility Agent and the Mandated Lead Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent (for the avoidance of doubt including any amendment to establish an Incremental Facility) or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Company

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shall, within five Business Days of demand, reimburse (or procure reimbursement of) each of the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement and preservation costs

The Company shall, promptly on demand, pay (or procure payment) to each Finance Party and each Mandated Lead Arranger the amount of all costs and expenses (including legal fees) incurred by that Finance Party or Mandated Lead Arranger in connection with the enforcement of or the preservation of any rights, powers and remedies under, any Finance Document.

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SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower (other than itself) of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee, provided that (i) no U.S. Group Company shall be required to grant a guarantee in respect of any part of the Facilities borrowed by members of the Group which are not U.S. Group Companies, (ii) no Group company that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (“Non-U.S. Group Company”) shall be required to grant a guarantee in respect of any part of the Facilities borrowed by a U.S. Group Company, (iii) in no event shall more than 65% of the voting stock of a first-tier Non-U.S. Group Company be required to be pledged as security for any part of the Facilities borrowed by a U.S. Group Company, and (iv) none of the stock of a Non-U.S. Group Company that is owned by another Non-U.S. Group Company shall be required to be pledged as security for any part of the Facilities borrowed by a U.S. Group Company.

18.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause 18, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non presentation or non observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

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18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Whilst a demand under this Clause 18 is made and until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 18.

18.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

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If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

18.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Limitation on Payment Obligations by German Guarantors

(a)	The Finance Parties’ agree, other than in accordance with the procedure set out in this Clause 18.11, not to enforce any payment obligation under or in connection with the Finance Documents (other than a payment obligation of a German Obligor (as defined below) or of any direct or indirect subsidiary of such German Obligor under the Term Facilities or the Revolving Facility made available to such German Obligor or such subsidiary) against an Obligor organised as a limited liability company (GmbH) in Germany (a “German GmbH Obligor”), to the extent that the enforcement would otherwise lead to the situation that the German GmbH Obligor did not have sufficient net assets (Nettovermögen), calculated in accordance with the jurisprudence from time to time of the German Federal Supreme Count (Bundesgerichtshof) or absent such jurisprudence, the jurisprudence of the Higher Regional Court (Oberlandesgericht) or Regional Courts (Landgericht) in the district of the relevant German GmbH Obligor relating to protection of liable capital under sections 30 and 31 of the German Limited Liability Companies Act (GmbH-Gesetz)) to maintain its stated share capital (Stammkapital) or increase an existing shortage of its stated share capital provided that for the purposes of the calculation of the enforceable amount, if any, the following balance sheet items shall be adjusted as follows:

(i)	the amount of any increase of stated share capital (Stammkapital) of the German GmbH Obligor that has been effected after the date hereof shall be deducted from the stated share capital unless such increase is (x) required by law or (y) matched by a corresponding increase in the net assets of the relevant Obligor, or (z) made with the consent of the Facility Agent (such consent not to be unreasonably withheld). For the avoidance of doubt, increasing the capital reserves (Rücklagen) as referred to in Section 266 para. 3, items II. and III. of the German Commercial Code (Handelsgesetzbuch - HGB) of any German GmbH Obligor shall not be restricted (and shall not require any adjustments to the stated share capital) by virtue of this paragraph; and/or

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(ii)	any amount of:

(A)	mandatory reserves (Rücklagen) resulting from a decrease of registered share capital (Kapitalherabsetzung); and/or

(B)	its non-distributable assets according to section 268 para. 8 of the German Commercial Code (HGB); and/or

(C)	public subsidies (Subventionen und andere öffentliche Beihilfen) received after the date hereof which are subject to an unfulfilled commitment as to their use,

shall be added to the registered share capital; and/or

(iii)	loans provided after the date hereof to the German GmbH Obligor, insofar such loans qualify as equity under the applicable accounting principles and which do not have to be shown as liabilities on the German GmbH Obligor’s balance sheet, shall be disregarded; and/or

(iv)	to the extent the enforcement of the guarantee would deprive the German GmbH Obligor of the ability to fulfil its obligations to third parties (incurred, whether on a contingent or non-contingent basis, at the time of enforcement or to continue its business, then, for the determination of net assets, the assets of the German GmbH Obligor shall be calculated at the lesser of their book value (Buchwert) and their realisation value assuming a negative prognosis for the business continuance (Liquidationswert bei negativer Fortführungsprognose); and/or

(v)	loans and other contractual liabilities incurred by the German GmbH Obligor in violation of the provisions of any of the Finance Documents shall be disregarded to the extent such violation can be attributed to wilful misconduct of the managing director (Geschäftsführer) of the German GmbH Obligor.

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(b)	The limitations set out in paragraph (a) of this Clause 18.11 only apply if and to the extent that:

(i)	within twenty (20) Business Days following the demand against a German GmbH Obligor by the Facility Agent (acting on behalf of the Finance Parties) (the “Envisaged Enforcement Date”), the managing director(s) on behalf of such German GmbH Obligor has confirmed in writing to the Facility Agent (x) to what extent the payment obligation relates to a primary liability which is an up-stream or cross-stream liability as described in paragraph (a), and (y) which amount of such up-stream and/or cross-stream liability cannot be enforced as it would exceed the net assets of the German GmbH Obligor, and such confirmation is supported by conclusive evidence satisfactory to the Facility Agent, including in particular, pro forma interim financial statements as of the Envisaged Enforcement Date (the “Management Determination”), and the Facility Agent has not contested the Management Determination; or

(ii)	within 40 Business Days from the date the Facility Agent (acting on behalf of the Finance Parties) has contested the Management Determination, the Facility Agent receives a determination by auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the German GmbH Obligor, of the amount of the net assets on the envisaged enforcement date.

(c)	If the Facility Agent disagrees with the Auditor’s Determination, it shall be entitled to further pursue their claims and/or rights (if any) under the dispute solutions agreed upon and, in particular, to contest the Auditor’s Determination in court, and the German GmbH Obligor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the demand for payment and/or enforcement was made).

(d)	The German GmbH Obligor shall use reasonable efforts to realize any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that it is significantly lower than the market value of the assets, or are not recorded at all in a situation where the German GmbH Obligor does not have sufficient Net Assets to maintain its registered share capital, provided that the relevant assets are in the reasonable opinion of the German GmbH Obligor not required for the business of the German Obligor (nicht betriebsnotwendiges Vermögen).

(e)	The Finance Parties’ right to claim and/or enforce a payment obligation (other than a payment obligation of a German GmbH Obligor or of any direct or indirect subsidiary of a German GmbH Obligor under the Term Facilities or the Revolving Facility made available to such German GmbH Obligor or Subsidiary) shall be excluded at all, or exist only to a limited amount, if the German GmbH Obligor delivers within the Envisaged Enforcement Date a legal opinion issued by a law firm of international standard and reputation with German qualified lawyers (Rechtsanwälte) which:

(i)	comes to the conclusion that the German GmbH Obligor complying with its obligations under any of the Finance Documents has exposed and/or would expose (based on legal literature which is (in the view of the lawyer giving the opinion) widely accepted among German lawyers, and/or court decisions issued after the date of this agreement in relation to the relevant issues which present the risk of liability as materially greater than the risk of liability as presented by legal literature and/or court decisions current on the date of this agreement) the managing directors of the German GmbH Obligor (or its shareholder’s or an affiliated company’s managing directors, officers or board members), or an affiliated company (verbundenes Unternehmen) to a significant risk of civil or criminal liability; and

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(ii)	specifies the maximum amount to which the payment and/or enforcement of any claims under or in connection with the Finance Documents shall be limited to prevent the circumstances referred to in the sub-paragraph immediately above from arising.

(f)	If the Facility Agent (acting on behalf of the Lenders) disagrees with the conclusions of the abovementioned legal opinion, the Facility Agent shall be entitled to further pursue its claims and/or rights (if any) under the dispute solutions agreed upon and, in particular, to contest the conclusions of the legal opinion (and therefore the limitations on the guarantees) in court, and the German GmbH Obligor shall be entitled to prove what limitations under the relevant guarantees are necessary to prevent the managing directors of the German GmbH Obligor (or its shareholder’s or an affiliated company’s managing directors, officers or board members) or an affiliated company to become subject to civil or criminal liability, and the conclusions of such dispute resolution processes shall (subject to any rights of appeal) be effective between the parties (i.e., the limitations on the relevant guarantees shall be adjusted to reflect the conclusions of such dispute resolution processes).

(g)	The aforementioned restrictions do not apply to the extent the German GmbH Obligor is a party to a profit and loss pooling agreement (Ergebnisabführungsvertrag) and/or domination agreement (Beherrschungsvertrag), in each case as a subordinated company (abhängige Gesellschaft), unless notwithstanding the existence of such profit and loss pooling agreement (Ergebnisabführungsvertrag) and/or domination agreement (Beherrschungsvertrag) payment under this guarantee would lead to a violation of the capital maintenance requirement as set out in section 30 paragraph 1 of the German Limited Liability Companies Act (GmbH-Gesetz).

(h)	In the case of a Guarantor organised in the form of a limited partnership in which the general partner is a GmbH (GmbH & Co. KG), the provisions set out above shall apply mutatis mutandis to the Guarantor’s general partner (Komplementär).

18.12	Guarantee Limitation – Fraudulant Conveyance

Any term or provision of this Clause 18 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any Guarantor shall be liable under this Agreement or any other

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Finance Document shall in no event exceed an amount equal to the largest amount that would not render such Guarantor’s obligations under this Agreement subject to avoidance under applicable United States federal or state fraudulent transfer, fraudulent conveyance or similar laws.

18.13	Other Guarantee Limitations

The obligations of each Guarantor whose Relevant Jurisdiction is not Germany shall, in accordance with the Guarantee Principles, be subject to the guarantee limitation (if any) specified in the Accession Letter in relation to that Guarantor.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

The Company and each Obligor on behalf of itself (unless specified otherwise below) makes the following representations and warranties to each Finance Party at the times specified in Clause 19.21 (Times on which representations are made):

19.1	Status

(a)	It and each member of the Group is a corporation or limited liability company or partnership, duly incorporated or organised and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)	It and each member of the Group has the power under its constitutive documents to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3	Non conflict with other obligations

The entry into and performance by it and each member of the Group, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group’s assets to the extent that such conflict is likely to have a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary corporate action to authorise its entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

Subject to the Legal Reservations, all Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is or will be a party; and

(b)	to make the Finance Documents to which it is or will be a party admissible in evidence in its Relevant Jurisdictions,

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have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction.

(b)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdiction

19.7	Deduction of Tax

With respect to any German Borrower, it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is:

(a)	a Qualifying Lender; or

(b)	a Treaty Lender.

With respect to any U.S. Borrower, it is not required to make any deduction for or on account of Tax (excluding Taxes imposed under FATCA) from any payment it may make under any Finance Document to a Lender to the extent such payment is made to a Qualifying Lender falling within paragraph (b) of the definition of a “Qualifying Lender”.

19.8	No filing or stamp taxes

Under the laws of the Relevant Jurisdictions and subject to the Legal Reservations, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except any filing, recording or enrolling or any tax or fee payable which is referred to in any legal opinion delivered to the Facility Agent under Clause 4.1 (Initial Conditions Precedent) or Clause 25 (Changes to the Obligors) and which will be made or paid promptly after the date of execution of the relevant Finance Document.

19.9	No default

(a)	No Event of Default is continuing or is likely to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any member of the Group or to which its (or any of its Subsidiaries’) assets are subject which could be expected to have a Material Adverse Effect.

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19.10	No misleading information

(a)	Any factual information contained in the Lenders Presentation was true and accurate in all material respects as at the date it was provided or document containing the information.

(b)	Any financial guidance contained in the Lenders Presentation have been prepared on the basis of recent historical information and on the basis of assumptions believed to be reasonable.

(c)	The expressions of opinion or intention provided by or on behalf of an Obligor or any member of the Group for the purposes of the Lenders Presentation were arrived at after careful consideration and were fair and based on reasonable grounds.

(d)	No event or circumstance has occurred or arisen and no information has been omitted from the Lenders Presentation and no information has been given or withheld that results in the information, opinions, intentions, guidance contained in the Lenders Presentation being untrue or misleading or other than fair and reasonable in any material respect.

(e)	All other written information which is required to be provided under any of the Finance Documents by any member of the Group (including its advisers) was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

The representations and warranties made by any Obligor in this Clause 19.10 are made only in so far as it is aware after making reasonable enquiries.

19.11	Financial statements

(a)	Its Original Financial Statements were (save as disclosed therein) prepared in accordance with the Accounting Principles consistently applied.

(b)	Its Original Financial Statements give a true and fair view of its financial condition and operations (consolidated in the case of the Company) during the relevant financial year.

(c)	Except to the extent superseded by subsequently delivered financial statements, each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) were prepared in accordance with the Accounting Principles, or, with respect to German Obligors, with German GAAP, and gives (in conjunction with the notes thereto) a true and fair view of (in the case of audited financial statements) or fairly represents (in the case of unaudited financial statements) its financial condition and operations (consolidated in the case of the Company) as at the date at which those financial statements were drawn up.

(d)

As far as it is aware after making reasonable enquiries, no member of the Group, as at the date as of which the Original Financial Statements and any financial statements delivered hereunder pursuant to Clause 20.1 (Financial statements) were prepared, failed to disclose or reserve against any liabilities (contingent or otherwise and including in relation to pensions or employee

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benefit schemes) nor any unrealised anticipated losses arising from commitments entered into by it which, in accordance with Accounting Principles, or, with respect to German Obligors in case of paragraph (a)(ii) of Clause 20.1 (Financial Statements), German GAAP, it should have disclosed or reserved against and which is likely to have a Material Adverse Effect.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, would be likely to have a Material Adverse Effect have been started or threatened against it or any member of the Group nor, to the best of its knowledge and belief, are there any circumstances likely to give rise to any such litigation, arbitration or administrative proceedings or investigations which would be likely to have a Material Adverse Effect.

19.14	Environmental and other laws

(a)	Each member of the Group is in compliance with Clause 22.3 (Environmental compliance) and, to the best of its knowledge and belief, no circumstances have occurred which would prevent that performance or observation.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim is likely, if determined against that member of the Group, to have a Material Adverse Effect.

(c)	No member of the Group is in breach of any other law or regulation in a manner or to an extent which is likely to have a Material Adverse Effect.

19.15	Good Title Assets

It and each member of the Group has a good title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted save where failure to do so would likely have a Material Adverse Effect.

19.16	Intellectual Property

It is not aware of any adverse circumstances relating to the validity, subsistence or use of any of its or its Subsidiaries’ Material Intellectual Property which would likely have a Material Adverse Effect.

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19.17	ERISA

Neither any Obligor nor any ERISA Affiliate has established, maintains, contributes or has liability with respect to any employee benefit plan that is covered by Title IV of ERISA which would be likely to have a Material Adverse Effect.

19.18	Margin Stock

(a)	No Obligor is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

(c)	No Borrower or any agent acting on its behalf has taken or will take any action which would cause the Finance Documents to violate any regulation of the Board of Governors of the Federal Reserve System of the United States.

19.19	Pensions

Other than as described in the Original Financial Statements of the Group, no member of the Group (other than any U.S. Group Company, for which pension matters are addressed in Section 22.20) has any liability in relation to pensions or employee benefit schemes which would be likely to have a Material Adverse Effect.

19.20	Investment Companies

No Obligor, person controlling an Obligor or Subsidiary of an Obligor is or is required to be registered as an “investment company” under the Investment Company Act of 1940 of the United States (the “1940 Act”) or otherwise subject to regulation under the 1940 Act or subject to regulation under any United States federal or state statute or regulation restricting or limiting its ability to incur indebtedness other than statutes and regulations of general application.

19.21	Times on which representations are made

(a)	All the representations and warranties in this Clause 19 are made to each Finance Party on the date of this Agreement and on the Closing Date and, with respect to the representations and warranties in paragraphs (c) and (d) of Clause 19.11 (Financial statements), on the date of delivery of each set of financial statements (in relation to the financial statements then delivered) whereas the representations and warranties set out in Clause 19.10 (No misleading information) relating to the Lenders Presentation shall be made as of the date it was provided.

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(b)	The Repeating Representations are repeated by the Company and each Obligor to each Finance Party on the date of each Utilisation Request and on the first day of each Interest Period.

(c)	All the Repeating Representations are made by each Additional Obligor in relation to itself to each Finance Party on the day on which it becomes (or is proposed that it becomes) an Additional Obligor.

(d)	Each representation or warranty to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made unless expressly stated to be made as at another date in which case the relevant representation and warranty shall be made by reference to the facts and circumstances existing as at that date.

19.22	Guarantor Coverage

The Guarantors as at the date of this Agreement (calculated using the figures in the audited financial statements for the financial year ended 30 September 2010 on an unconsolidated basis and excluding all intra-group receivables, goodwill, intangible assets incurred from a purchase price allocation on consolidation and investments in Subsidiaries of any member of the Group) represent not less than 80% of Consolidated Adjusted EBITDA and not less than 70% of consolidated Gross Assets of the Group.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 20:

“Annual Financial Statement” means a financial statement for a financial year delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements).

“Financial Quarter” has the meaning given to that term in Clause 21.1 (Financial definitions).

20.1	Financial statements

The Company shall supply to the Facility Agent:

(a)	as soon as they are available, but in any event within 120 days after the end of each of its financial years:

(i)	the audited consolidated financial statements for the Group for that financial year; and

(ii)	the balance sheet and profit and loss account report of each Obligor for that financial year, audited, if that Obligor is required by law to prepare or otherwise prepares audited financial statements.

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(b)	as soon as they are available, but in any event within 60 days after the end of each Financial Quarter, the unaudited consolidated financial statements for the Group prepared in accordance with the Accounting Principles for that Financial Quarter (“Quarterly Financial Statements”), including in each case profit and loss accounts, balance sheet and cash flow statements and a management commentary thereon from the Chief Financial Officer (i.e. Form 10-Q).

20.2	Compliance Certificate

(a)	The Company shall supply a Compliance Certificate to the Facility Agent with each set of its audited consolidated Annual Financial Statements and each set of its unaudited consolidated Semi Annual Financial Statements.

(b)	Each Compliance Certificate shall:

(i)	set out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenant) and the Margin computations set out in the definition “Margin” and Clause 9.3 (Margin Ratchet);

(ii)	confirm compliance with the test set out in paragraph (b) of Clause 22.11 (Guarantors); and

(iii)	confirm that no Default has occurred and is continuing or, if a Default has occurred, what Default has occurred and the steps being taken to remedy that Default.

(c)	Each Compliance Certificate shall be signed by two directors of the Company and, when required to be delivered with the consolidated Annual Financial Statements of the Company, shall be reported on (together with a customary engagement letter providing for reliance by the Lenders) by the Company’s auditors in form satisfactory to the Facility Agent (acting reasonably).

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered pursuant to Clause 20.1 (Financial statements):

(i)	shall be certified by a director of the relevant company as giving a true and fair view (in the case of Annual Financial Statements) or fairly representing (in other cases) its, or as the case may be, its consolidated financial condition and operations as at the date as at which those financial statements were drawn up unless, in relation to any set of financial statements, the Company notifies the Facility Agent that there has been a change in the Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor or the Company) deliver to the Facility Agent:

(A)	a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

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(B)	sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Lenders to determine whether Clause 21 (Financial covenant) and Clause 22.11 (Guarantors) have been complied with, to determine the Margin as set out in the definition of “Margin” and Clause 9.3 (Margin Ratchet), and to make an accurate comparison between the financial position indicated in those financial statements or that Obligor’s Original Financial Statements (in the case of an Obligor).

(b)	If the Company notifies the Facility Agent of a change in accordance with sub-paragraph (i) above then the Company and Facility Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

If no such agreement is reached within 30 days of that notification of change, the Facility Agent shall (if so requested by the Majority Lenders) instruct the auditors of the Company or independent accountants (approved by the Company or, in the absence of such approval within 5 days of request by the Facility Agent of such approval, a firm with recognised expertise) to determine any amendment to Clause 21.2 (Financial condition) the Margin computations set out in the definition of “Margin” and Clause 9.3 (Margin Ratchet), and any other terms of this Agreement which those auditors or, as the case may be, accountants (acting as experts and not arbitrators) consider appropriate to ensure the change does not result in any material alteration in the commercial effect of the terms of this Agreement. Those amendments shall take effect when so determined by those auditors, or as the case may be, accountants. The cost and expense of those auditors or accountants shall be for the account of the Company.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon the Original Financial Statements were prepared.

(c)	The Company shall procure that each set of Annual Financial Statements shall be audited by one of the internationally recognised “big four” firm of accountants or such other auditors with the prior written consent of the Majority Lenders.

(d)	The Company shall procure that each set of Quarterly Financial Statements shall be in a form reasonably acceptable to the Facility Agent and include a balance sheet, profit and loss account and cashflow statement.

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20.4	Information: miscellaneous

The Company shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents that are required by law or regulation or the articles of association or partnership agreement to be dispatched by the Company to its shareholders generally (or any class of them) or dispatched by the Company or any Obligor to its creditors generally at the same time as they are dispatched;

(b)	if any Event of Default is continuing, such information or projections regarding the financial condition, business, property, assets, operations, performance or prospects of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request; and

(c)	promptly, details of any disposal, claim or circumstance which will require a prepayment of Loans under paragraph (b) of Clause 8.6 (Change of Control);

(d)	any other information and documents as may be required under Sections 13, 13(a) and 18 of the German Banking Act (Gesetz über das Kreditwesen),

provided that the Company shall not be obliged to disclose to the Facility Agent any non-public information about the Group that would result in the Group being in breach of any legal or regulatory restriction applicable to any member of the Group.

20.5	Notification of default

(a)	Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Facility Agent, the Company shall supply to the Facility Agent a certificate signed by at least one director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Facility Agent or any Lender (or, in the case of sub-paragraph (b) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

21.	FINANCIAL COVENANT

21.1	Financial definitions

In this Clause 21:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances with financial institutions;

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(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract or other agreement which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted other than to members of the Group (other than any receivables to the extent they are sold on a non recourse basis);

(f)	any counter indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding the amount of any trade credit in respect of the supply of assets or services unless payment is due more than 180 days from the date on which the goods were delivered or services were performed);

(g)	any amount raised by the issue of redeemable shares which are redeemable on or before the last Termination Date;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) (inclusive) above; and

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance other than any liability arising under the U.S. Exclusivity Agreement.

“Consolidated Adjusted EBITDA” means for a Relevant Period the consolidated income before taxes of the Group from ordinary activities (by reference to the Accounting Principles) for such Relevant Period:

(a)	before deducting Consolidated Net Finance Charges;

(b)	before deducting depreciation and amortization or the depreciation of tangible assets and current assets or write off of research and development currently in progress or other intangible assets, incurred in connection with purchase price accounting (fair market value adjustments/step-up);

(c)	after deducting the amount of any profit (and adding the loss) of any member of the Group which is attributable to minority interests;

(d)	before taking into account any unrealized, non-cash gains or losses from foreign currency transactions, including the gains/losses from the revaluation of the exclusivity fee under the U.S. Exclusivity Agreement and the short term intra-group loans;

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(e)	before deducting share based compensation expenses and a USD 6,625,000 one-off payment from certain shareholders of the former shareholder of the Company to certain executives, as disclosed in the Form 10-Q as of 30 June 2011 of the Company and similar non-cash expenses of the Group;

(f)	after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity;

(g)	before deducting any amount attributable to Refinancing Costs or the amortisation of Refinancing Costs or costs of intangible assets; and

(h)	before taking into account pension interest cost;

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining income/(loss) before taxation of the Group from ordinary activities.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument;

(e)	deducting any interest received/owing to any member of the Group on any deposit or bank account;

(f)	excluding any Refinancing Costs; and

together with the amount of any cash dividends or distributions paid or made by the Company in respect of that Relevant Period.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Group;

(b)	including, in the case of finance leases, only the capitalised value therefore; and

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(c)	deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Group at such time which can be applied in prepayment or prepayment of the Facilities, whether as a result of dividend payments, loans or other payments made to the relevant member of the Group.

and so that no amount shall be included or excluded more than once.

“Financial Half-Year” means the period of six months commencing on the day after each Half-Year Date.

“Half-Year Date” means each of 31 March and 30 September.

“Refinancing Costs” means cost and expenses incurred by the Group in connection with the refinancing of the Existing Senior Facilities Agreement pursuant to the Facilities.

“Relevant Period” means each period of twelve months ending on the last day of the Parent’s financial year and each period of twelve months ending on the last day of each Financial Half Year of the Parent.

“Semi-Annual Financial Statements” means the Quarterly Financial Statements in respect of the financial quarters ending on each Half Year Date delivered to the Facility Agent pursuant to paragraph (a) of Clause 20.1 (Financial Statements).

21.2	Financial condition

The ratio of Consolidated Total Net Debt on the last day of the respective Relevant Period to Consolidated Adjusted EBITDA in respect of the Relevant Period ending on such date shall be less than 3.00:1.

21.3	Financial testing

The financial covenant set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.4	Adjustments

For the purpose of calculating the ratios under Clause 21.2 (Financial condition) in relation to any Relevant Period, each of the relevant figures will be calculated on a pro forma basis including each disposal of assets of the Group as if that disposal had occurred on the first day of the Relevant Period.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

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22.1	Authorisations

Each Party (other than a Finance Party) shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply, upon request of the Facility Agent, certified copies to the Facility Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents; and

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in a Relevant Jurisdiction of any Finance Document.

22.2	Compliance with laws

Each Obligor (shall comply in all respects with all laws to which it is subject, if failure so to comply is likely to have a Material Adverse Effect.

22.3	Environmental compliance

Each Obligor shall:

(a)	comply in all material respects with all Environmental Law;

(b)	obtain and maintain and ensure compliance with any Environmental Permits; and

(c)	take all reasonable steps in anticipation of known or expected future changes to or obligations under Environmental Law or Environmental Permits,

where failure to do so is likely to have a Material Adverse Effect.

22.4	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (“merger”) except solvent mergers between members of the Group where the surviving entity is or becomes an Obligor or with the prior consent of the Majority Lenders, such consent not to be unreasonably withheld where required to optimise the tax structure of the Group, provided that the Lenders’ position is not adversely affected.

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22.5	Negative pledge

In this Clause 22.5, “Quasi Security” means an arrangement or a transaction described in paragraph (a)(ii) below.

(a)	Except as permitted under paragraph (b) below:

(i)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(ii)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group unless such sale, transfer or disposal is to another member of the Group;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms unless such sale, transfer or disposal is to another member of the Group;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(b)	Paragraph (a) above does not apply to:

(i)	any netting or set off arrangement (or Security over a credit balance in a bank account which is entered into to effect such arrangement) entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group;

(ii)	any lien or other Security arising by operation of law in the ordinary course of trading and not by reason of default;

(iii)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Closing Date or assets of companies which become members of the Group after the Closing Date;

(A)	up to an amount of EUR 30,000,000 in aggregate at any time; or

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(B)	if the Security or Quasi-Security is removed or discharged within 6 months of the acquisition of such asset or such company becoming a member of the Group provided that the Security or Quasi-Security was not created or the principal amount secured has not increased in contemplation of the acquisition of the relevant asset;

(iv)	any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the suppliers standard or usual terms;

(v)	any Security

(A)	arising pursuant to an order of attachment or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings being contested by the relevant member of the Group in good faith with a reasonable prospect of success; and

(B)	in favour of a bank over goods and documents of title arising in the ordinary course of documentary credit transactions entered into by a member of the Group in the ordinary course of business,

where the aggregate amount of (1) any claims being so contested and (2) the outstandings or contingent liability under such documentary credit transactions does not exceed in respect of all members of the Group EUR 15,000,000 (or its equivalent in any other currency or currencies);

(vi)	any Security constituted by a finance lease, hire purchase or conditional sale agreement over the assets so leased, purchased or bought, where the Financial Indebtedness arising under such arrangement is permitted pursuant to paragraph (b) of Clause 22.9 (Financial Indebtedness);

(vii)	any Security arising under condition 14 of the general business conditions of German banks or similar provisions of other banks with whom any member of the Group maintains a banking relationship in the ordinary course of business;

(viii)	any Security securing any obligations of a member of the group under any part-time worker arrangements falling under the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or any working time reserves (Arbeitszeitguthaben); any Security created to secure loans by any member of the Group to another member of the Group as provided in sub-paragraphs (b)(i), (b)(iii) and (b)(iv) of Clause 22.6 (Loans and Credit);

(ix)	any Security arising by operation of law in favour of any governmental, state or local tax authority in respect of Taxes (1) that are not yet due or (2) for which adequate reserves are being maintained, the payment of which is contested in good faith and can be lawfully withheld; and

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(x)	any Security in addition to that within sub-paragraphs (i) to (ix) above and securing indebtedness in aggregate not exceeding at any one time EUR 75,000,000 or its equivalent.

22.6	Loans and credit

(a)	Except as permitted under paragraph (b) below no Obligor shall (and the Company shall procure that no member of the Group will) make any loans or grant any credit or make any other financial arrangement having a similar effect.

(b)	Paragraph (a) above does not apply to:

(i)	a loan by a member of the Group to another member of the Group;

(ii)	a trade credit granted in the ordinary course of trading, on arm’s length terms and upon terms usual for such trade, which do not exceed payment terms of 180 days;

(iii)	vendor loans provided that a vendor loan does not account for more than 25% of the respective purchase price; and

(iv)	a loan (in addition to the loans referred to in sub-paragraphs (i) to (iii) above) made by a member of the Group to any other person provided that the aggregate amount of all such loans, when aggregated with the aggregate amount of all other Lent and Guaranteed Funds at the time of such loan, does not exceed the General Loan and Guarantee Basket, provided further that no Event of Default is outstanding at such time or would arise as a result thereof.

22.7	No Guarantees or indemnities

In this Clause 22.7 “guarantee” means a guarantee, indemnity, counter indemnity or other financial arrangement having a similar effect for the benefit of any person or any other assurance against loss.

(a)	Except as permitted under paragraph (b) below no Obligor shall (and the Company shall procure that no member of the Group will) give any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is:

(i)	given by a member of the Group in respect of the obligations of another member of the Group;

(ii)	given by a member of the Group in the ordinary course of trading on arm’s length terms and upon terms usual for such trade;

(iii)	any back-to-back guarantee given in favour to third parties in connection with such third parties providing security for any

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obligations of a member of the group under any part-time worker arrangements falling under the German Old-Age Employees Part Time Act (Altersteilzeitgesetz) or any working time reserves (Arbeitszeitguthaben) provided the aggregate amount (actual and contingent) of such guarantees does not at any time exceed EUR 3,000,000 (or the equivalent thereof in any other currency or currencies);

(iv)	a guarantee (other than a guarantee referred to in sub-paragraphs (i) to (iii) above) granted by a member of the Group in favour of any other person provided that the aggregate amount of all such guarantees, when aggregated with the aggregate amount of all other Lent and Guaranteed Funds at the time of such guarantee, does not exceed the General Loan and Guarantee Basket, provided further that no Event of Default is outstanding at such time or would arise as a result thereof.

22.8	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

22.9	Financial Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Company shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	monies borrowed or guarantees or indemnities or counter-indemnities given under the Finance Documents;

(ii)	arising under a loan, credit or other financial arrangement permitted pursuant to paragraph (b)(i) of Clause 22.6 (Loans and credit);

(iii)	arising under a guarantee permitted pursuant to paragraph (b)(i) of Clause 22.7 (No Guarantees or indemnities);

(iv)	monies borrowed or guarantees or indemnities or counter indemnities given under the Existing Senior Facilities Agreement provided that all amounts outstanding under such agreements shall be repaid in full on the Closing Date;

(v)	any Financial Indebtedness disclosed in Schedule 13 (Existing Financial Indebtedness) or approved by the Majority Lenders;

(vi)	arising under the U.S. Exclusivity Agreement;

(vii)	arising under credit notes issued in the ordinary course of trade;

(viii)	Financial Indebtedness in respect of any derivative transaction which is not for speculative purposes; and

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(ix)	indebtedness additional to that referred to in sub-paragraphs (i) to (viii) of this Clause 22.9 and which does not exceed EUR 300,000,000 of which no more than EUR 200,000,000 may be indebtedness of Subsidiaries of the Company. Upon the utilisation of any Incremental Facility by any Subsidiary of the Company the basket referred to in this paragraph (ix) which applies to additional indebtedness of Subsidiaries of the Company shall be reduced by the amount of such utilisations under any Incremental Facility (or its equivalent in any other currency or currencies) in an aggregate principal amount for the Group taken as a whole. For the purposes of determining whether the monetary limit in this paragraph (ix) has been exceeded any guarantee, indemnity or counter indemnity obligation in respect of other forms of Financial Indebtedness falling within this paragraph (ix) shall not be double counted.

22.10	Intellectual property

The Company shall procure that each member of the Group shall, save where, in the case of paragraphs (a), (b) and (c) below, failure to do so or, in the case of paragraphs (d) and (e) below, such use, permission to use, omission or discontinuation is not likely to have a Material Adverse Effect:

(a)	preserve and maintain the subsistence and validity of the Intellectual Property and use reasonable endeavours to maintain and preserve all other Intellectual Property with the care of an orderly acting merchant (Sorgfalt eines ordentlichen Kaufmannes) carrying on a similar business to the Group would use;

(b)	use reasonable endeavours to prevent any infringement in any material respect of that Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain that Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit that Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of that Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of that Intellectual Property.

22.11	Guarantors

(a)	Subject to the Guarantee Principles, the Company shall ensure that the test set out in paragraph (b) below will be complied with for the first time as of 31 March 2012, on each (latest permitted) date for delivery of the Semi-Annual Financial Statements.

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(b)	Subject to the Guarantee Principles, the Company shall ensure that as at the end dates described in paragraph (a):

(i)	the aggregate of the earnings (calculated on the same basis as Consolidated Adjusted EBITDA) of each of the Guarantors shall account for at least 80% of the Group’s Consolidated Adjusted EBITDA; and

(ii)	the aggregate Gross Assets of the Guarantors shall account for at least 70% of the Group’s consolidated Gross Assets,

each as determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited annual and unaudited half yearly financial statements of that Subsidiary and of the Group. The earnings and Gross Assets of each Guarantor shall be calculated on an unconsolidated basis and excluding all intra-group receivables, goodwill, intangible assets incurred from a purchase price allocation on consolidation and investments in Subsidiaries of any member of the Group.

22.12	Accounting reference date and auditors

(a)	The Company shall procure that it retains 30 September as its accounting reference date and shall not change its accounting reference date without the consent of the Majority Lenders.

(b)	Neither the Company nor any Obligor shall (and the Company shall procure that no member of the Group will) change its auditors other than to one of the internationally recognized “big four” firm of accountants or with the prior written consent of the Majority Lenders.

22.13	Compliance with ERISA

No Obligor will establish, become party to or incur any liability under or permit any of its ERISA Affiliates to establish, become party to or incur any liability under any employee benefit plan of the type referred to in Clause 19.17 (ERISA) where to do so would likely have a Material Adverse Effect.

22.14	Limitation on Lenders’ Control over German Obligors

(a)	Notwithstanding Clause 22 (General Undertakings) above, the provisions of Clauses 22.4 (Merger), Clause 22.8 (Change of business) and 22.12 (Accounting Reference Date and Auditors), (the “Relevant Restrictive Covenants”) shall not apply to any member of the Group whose Relevant Jurisdiction is Germany (together the “German Group”).

(b)	The Company shall give the Facility Agent no less than ten Business Days’ prior written notice of the intention of it or any other member of the German Group to carry out any of the acts or take any of the steps referred to in the Relevant Restrictive Covenants.

(c)	The Facility Agent shall be entitled, within ten Business Days of receipt of the Company notice under paragraph (b) above, to request the relevant member of the German Group to supply to the Facility Agent in sufficient copies for the Lenders any relevant information in connection with the proposed action or steps referred to in such notice.

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(d)	The Facility Agent shall notify the Company, within ten Business Days of receipt of the Company notice under paragraph (b) above or if additional information has been requested by the Facility Agent within the prescribed time, within ten Business Days of receipt of such information, whether the proposed action or steps under paragraph (a) above is or is, in the reasonable opinion of the Facility Agent, acting on the instruction of the Majority Lenders, a Material Adverse Effect.

(e)	If the proposed action or step under paragraph (a) above is so considered by the Facility Agent to have a Material Adverse Effect and the relevant member of the German Group nevertheless takes such action or steps under paragraph (a) above, the Facility Agent shall be entitled to make (and, if so instructed by the Majority Lenders shall make) the declaration, request and/or instruction set out in Clause 23.14 (Acceleration) after the expiry of any notice or grace periods which would be applicable to such action but for this Clause 22.14.

22.15	Federal Reserve Regulations

Each U.S. Borrower will use the Facilities without violating Regulations T, U and X.

22.16	Compliance with U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an “investment company” or an “affiliated person” of , or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the 1940 Act or otherwise subject to regulation under the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this Agreement will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

22.17	Anti-Money Laundering

Each Obligor will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

22.18	Pooling agreements

The Company shall procure that:

(a)	the Pooling Agreements provide for the right of its cancellation by each of the parties thereto;

(b)	the Pooling Agreements shall remain in place and be maintained in full force and effect until the Termination Date, unless (i) otherwise agreed by the Facility Agent or (ii) an event of default under a Pooling Agreement has occurred and a termination is required in order to avoid a managing director (Geschäftsführer) of the terminating party incurring any personal liability; and

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(c)	Original Borrower terminates a Pooling Agreement upon the request of the Facility Agent without undue delay provided that an Event of Default has occurred and an event of default under the Pooling Agreement has occurred.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.14 (Acceleration)).

23.1	Non payment

An Obligor or any other party to a Finance Document (other than a Finance Party) does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days of its due date.

23.2	Financial Covenant

Any requirement of Clause 21 (Financial Covenant) is not satisfied.

23.3	Other obligations

(a)	An Obligor or any other party to a Finance Document (other than a Finance Party) does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non payment)) and Clause 23.2 (Financial covenant).

(b)	No Event of Default (resulting from a requirement under Clause 22.11 (Guarantors) not being satisfied) under paragraph (a) above will occur if the failure to satisfy such requirement is capable of remedy and is remedied within five Business Days of the earlier of (a) the Facility Agent giving notice to the Company and (B) the Company or an Obligor becoming aware of the failure to comply.

(c)	No Event of Default under paragraph (a) above (other than any Event of Default referred to in paragraph (b) above) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Facility Agent giving notice to the Company or the Company or an Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or repeated by an Obligor or any other party to a Finance Document (other than a Finance Party) in the Finance Documents or in any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated and the circumstances causing such misrepresentation are not remedied (if capable of being remedied) within 20 Business Days of the earlier of the Company or any Obligor becoming aware thereof or notice thereof to the Company by the Facility Agent.

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23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 35,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	Any Obligor is unable or admits inability to pay its debts as they fall due or is deemed or declared under applicable law to be unable to pay its debts, suspends making payments on any of its debts generally or, by reason of actual or anticipated financial difficulties, commences negotiations with all or a substantial group of its creditors (other than the Finance Parties) with a view to rescheduling any of its indebtedness and in particular a German Obligor is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung).

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities) to the extent they would need to be shown in an insolvency balance sheet (Überschuldungsstatus) and provided that that company has a negative going concern prognosis (negative Fortführungsprognose) (i.e. overindebtedness within the meaning of section 19 of the Insolvency Code (Insolvenzordnung)) where the Relevant Jurisdiction of the company is Germany or any other jurisdiction where this would be a ground for the filing for insolvency proceedings.

(c)	A moratorium is declared in respect of any indebtedness of any Obligor.

(d)	Any member of the Group shall in any U.S. jurisdiction:

(i)	apply for, or consent to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	make a general assignment for the benefit of its creditors;

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(iii)	commence a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	file a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	take any corporate action for the purpose of effecting any of the foregoing with respect to itself.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

(iv)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to any proceedings which are (i) being contested in good faith or dismissed within 20 Business Days of commencement or (ii) the amount of the debt that is the subject of such proceedings is less than EUR 35,000,000 (or its equivalent in any other currency or currencies).

(c)	For the avoidance of doubt paragraph (a) does not include the commencement of negotiation with one or more of its creditors (saves for with its creditors generally or with a substantial group of its creditors) with a view to rescheduling any of its indebtedness.

(d)	In respect of any Obligor, a proceeding or case shall be commenced, without the application or consent of such Obligor, in any US court of competent jurisdiction, seeking:

(i)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

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(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property; or

(iii)	similar relief in respect of any Obligor under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in sub-paragraphs (i)-(iii) above shall not be contested in good faith within 20 Business Days of commencement or shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or an order for relief against such Obligor shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value in excess of EUR 35,000,000 (or its equivalent in any other currencies) and is not discharged within 20 Business Days, provided such proceedings are contested in good faith.

23.9	Unlawfulness and invalidity

(a)	It is or becomes unlawful for an Obligor or any other party to a Finance Document (other than a Finance Party) to perform any of its material obligations under the Finance Documents.

(b)	Any obligation or obligations of any Obligor or any other party to a Finance Document (other than a Finance Party) under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect.

23.10	Repudiation

An Obligor (or any other relevant party other than a Finance Party) repudiates Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

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23.12	Audit qualification

The auditors of the Group qualify the audited annual consolidated financial statements of the Company and:

(a)	the qualification is made because those auditors did not have access to information; and

(b)	the qualification is materially adverse to the Finance Parties’ interests in the context of the Finance Documents and the transactions contemplated in those documents.

23.13	Material adverse change

Any event or circumstances or series of events or circumstance which has a Material Adverse Effect (within the meaning of paragraph (a) or (b) of the definition of “Material Adverse Effect”) occurs after the date hereof.

23.14	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled and any fees payable under the Finance Documents in connection with those Commitments shall be immediately due and payable;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent on the instructions of the Majority Lenders; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents;

provided, however, that if an Event of Default under Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency Proceedings) shall occur in respect of an Obligor in a US jurisdiction or in a US court of competent jurisdiction, then without notice to such Obligor or any other act by the Facility Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

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SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is (i) to another Lender or an Affiliate of a Lender or (ii) made when an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of EUR 2,500 except no such fee shall be payable upon the assignment or transfer to an Affiliate of a Lender or a Related Fund.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other party (other than a Finance Party) of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

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(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Facility Agent makes a corresponding entry in the Register pursuant to Clause 24.10 (The Register). The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and make such corresponding entry in the Register.

(b)	The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and any other party to a Finance Document (other than a Finance Party) and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and any other party to a Finance Document (other than a Finance Party) and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

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(iii)	the Facility Agent, the Mandated Lead Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Finance Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender and the Facility Agent makes a corresponding entry in the Register pursuant to Clause 24.10 (The Register). The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement and make such corresponding entry in the Register.

(b)	The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure

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for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Pro rata interest settlement

If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued

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Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.10	The Register

The Facility Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. No transfer or assignment shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders consent to that Subsidiary becoming a Borrower;

(ii)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent

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Required to be Delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon having received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor).

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.6 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional a Guarantor.

(b)	The Company shall ensure that each member of the Group required to comply with the test set out in paragraph (b) of Clause 22.11 (Guarantors) shall become an Additional Guarantor.

(c)	A member of the Group shall become an Additional Guarantor if:

(i)	the Company delivers to the Facility Agent a duly completed and executed Accession Letter; and

(ii)	the Facility Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Facility Agent.

(d)	The Facility Agent shall notify the Company and the Lenders promptly upon having received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions Precedent Required to be Delivered by an Additional Obligor).

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(e)	The Facility Agent may (but shall not be obliged to) agree a limit on the amount of the liability of the potential Additional Guarantor or other changes to the Finance Documents which in the opinion of the Facility Agent, based on the advice of its legal counsel, are necessary or advisable to overcome a prohibition referred to in the Guarantee Principles or a risk that a guarantee by the potential Guarantor will not be legal, valid, binding, enforceable and effective. The cost of the advice of legal counsel obtained pursuant to this paragraph (e) shall be for the account of the Company.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

(b)	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	the test set out in paragraph (b) of Clause 22.11 (Guarantors) continues to be satisfied (based on figures as of the last test date); and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 25.3 (Resignation of a Borrower).

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SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE FACILITY AGENT AND THE MANDATED LEAD ARRANGERS

26.1	Appointment of the Facility Agent

(a)	Each of the Mandated Lead Arrangers and the Lenders appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arrangers and the Lenders authorises the Facility Agent to:

(i)	exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent on its behalf.

(c)	The Facility Agent shall be released from the restrictions of Sec 181 of the German Civil Code.

(d)	At the request of the Facility Agent, the Finance Parties shall grant special powers of attorney to the Facility Agent.

26.2	Duties of the Facility Agent

(a)	Subject to paragraph (b) below the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, any Assignment Agreement or any Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Facility Agent is aware of the non payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arrangers under this Agreement it shall promptly notify the other Finance Parties.

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(f)	The Facility Agent shall provide to the Company within three Business Days of a request by the Company (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

(g)	The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Facility Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Facility Agent nor any of the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Facility Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Facility Agent

(a)	The Facility Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

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(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Facility Agent, the Issuing Bank and each Ancillary Lender may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents. The Facility Agent shall not be liable for the negligence or misconduct of such agents.

(e)	The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Facility Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(h)	Where any Finance Document specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter period of notice.

26.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (a) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

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(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Finance Documents.

26.8	Responsibility for documentation

Neither the Facility Agent nor any Mandated Lead Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, a Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)	is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to Payment Systems etc.)) , the Facility Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent, in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

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(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arranger.

26.10	Lenders’ indemnity to the Facility Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving 30 days notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Facility Agent.

(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a successor Facility Agent.

(d)	The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(e)	The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

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(f)	Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.11. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (b) above. In this event, the Facility Agent shall resign in accordance with paragraph (b) above.

26.12	Replacement of the Facility Agent

(a)	After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Facility Agent (or, at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Facility Agent by appointing a successor Facility Agent.

(b)	The retiring Facility Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

(c)	The appointment of the successor Facility Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Facility Agent. As from this date, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Facility Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13	Confidentiality

(a)	In acting as agent for the Finance Parties the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Facility Agent and Mandated Lead Arrangers are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

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26.14	Relationship with the Lenders

(a)	Subject to Clause 24.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Facility Agent with any information required by the Facility Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).

(c)	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(iii) of Clause 31.6 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Facility Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

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(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the information provided by the Facility Agent, any other Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Base Reference Banks

If a Base Reference Bank (or, if a Base Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Base Reference Bank.

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

27.1	No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit (subject to its obligations under Clause 16 (Mitigation by the Lenders));

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.2	In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Finance Document), each Obligor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:

(a)

(i)	no fiduciary, advisory or agency relationship between the Obligors and their Subsidiaries and the Facility Agent, any Mandated Lead Arranger

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or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Finance Documents, irrespective of whether the Facility Agent, any Mandated Lead Arranger or any Lender has advised or is advising any Obligor or any of its Subsidiaries on other matters;

(ii)	the arranging and other services regarding this Agreement provided by the Facility Agent, the Mandated Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Obligors and their Affiliates, on the one hand, and the Facility Agent, the Mandated Lead Arrangers and the Lenders, on the other hand;

(iii)	each Obligor has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and

(iv)	each Obligor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Finance Documents; and

(b)

(i)	the Facility Agent, the Mandated Lead Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Obligor or any of its Affiliates, or any other Person;

(ii)	none of the Facility Agent, the Mandated Lead Arrangers and the Lenders has any obligation to any Obligor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Finance Documents; and

(iii)	the Facility Agent, the Mandated Lead Arrangers and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of any Obligor and its Affiliates, and none of the Facility Agent, the Mandated Lead Arrangers and the Lenders has any obligation to disclose any of such interests to any Obligor or its Affiliates. To the fullest extent permitted by law, each Obligor hereby waives and releases any claims that it may have against the Facility Agent, the Mandated Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Facility Agent;

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(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

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28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 28.5, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Facility Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Facility Agent specifies.

29.2	Distributions by the Facility Agent

Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) below, be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Facility Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

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29.5	Impaired Agent

(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 29.1 (Payments to the Facility Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 26.12 (Replacement of the Facility Agent), each Party which has made a payment to a trust account in accordance with this Clause 29.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with Clause 29.2 (Distributions by the Facility Agent).

29.6	Partial payments

(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal outstandings due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

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(b)	The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim, except in respect of claims of an Obligor which are either undisputed between the relevant Finance Parties and that Obligor or which have become subject to a final court judgement.

29.8	Business Days

(a)	Any payment or reduction which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

29.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

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(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.11	Disruption to Payment Systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

(b)	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f)	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against

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any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

31.	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of an Original Obligor, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Facility Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Facility Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.

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(d)	Any communication or document made or delivered to the Company in accordance with this Clause 31.3 will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

31.5	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

31.6	Electronic communication

(a)	Any communication to be made between any Finance Party and another Finance Party or any Obligor under or in connection with the Finance Documents may be made by unencrypted electronic mail or other electronic means. The Finance Parties and the Company (on behalf of itself and the other Obligors):

(i)	hereby agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	shall notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	shall notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Facility Agent only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

31.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents required to be provided under or in connection with any Finance Document must be:

(i)	in English; or

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(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.8	Use of Websites

(a)	A Party (other than a Finance Party) may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the “Designated Website”) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

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If the Company notifies the Facility Agent under sub-paragraphs (c)(i) or (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired. The illegal, invalid or unenforceable provision shall be deemed replaced by such provision reflecting the same commercial intent of the parties which provision shall be legal, valid and enforceable in the relevant jurisdiction.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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35.	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause. For this purpose, the Company is released from the restrictions of Section 181 of the German Civil Code. Nothing in this Agreement shall prejudice the right of the Facility Agent to require all Obligors to agree to any amendment or waiver permitted by this Clause on its own behalf.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents (other than in respect of prepayments of disposal proceeds under Clause 8.7 (Disposal proceeds) which shall require only the consent of the Majority Lenders);

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.5 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35;

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity); or

(ix)	Clause 8.6 (Change of Control),

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the Mandated Lead Arrangers (each in their capacity as such) may not be effected without the consent of the Facility Agent or, as the case may be, the Mandated Lead Arrangers.

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35.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or of the Available Facility with respect to a Revolving Facility has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 35.3, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.4	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five Business Days’ prior written notice to the Facility Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitments under the Revolving Facilities of the Lender; or

(iii)	require such Lender to (and to the extent permitted by law such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facilities, to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which (unless the Facility Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring

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Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)) Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 90 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.	CONFIDENTIALITY

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

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(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

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(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

36.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Facility Agent and the Mandated Lead Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facilities;

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(ix)	type of Facilities;

(x)	ranking of Facilities;

(xi)	Termination Date for Facilities;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Company represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Facility Agent shall notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

36.4	Entire agreement

This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

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36.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36 (Confidentiality).

36.7	Continuing obligations

The obligations in this Clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	USA PATRIOT ACT

Each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender may be required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act. Each Lender that is not subject to the requirements of the USA Patriot Act hereby notifies each Obligor that it may be subject to corresponding obligations under its own jurisdiction.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

39.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

40.	ENFORCEMENT

40.1	Jurisdiction of English Courts

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 40.1 is for the benefit of the Finance Parties and Finance Parties only. As a result, no Finance Party or Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties and Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Ltd. or such other person as such Obligor may notify to the Facility Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

41.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

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This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL LENDERS

Original Lender	Facility A Commitment USD	Facility B Commitment EUR	Facility C Commitment USD

Barclays Bank PLC	—	—	30,000,000

Commerzbank Aktiengesellschaft, Large Corporates Center, Central Region	—	25,000,000	15,000,000

DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, Niederlassung München	—	25,000,000	15,000,000

Landesbank Hessen-Thüringen Girozentrale	—	25,000,000	15,000,000

JPMorgan Chase Bank, N.A.	50,000,000	—	—

The Bank of Tokyo-Mitsubishi UFJ, Ltd., Düsseldorf Branch	25,000,000	—	25,000,000

UniCredit Luxembourg S.A.	—	45,000,000	—

TOTAL	75,000,000	120,000,000	100,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO DELIVERY OF A UTILISATION REQUEST

1.	Obligors

(a)	A copy of the constitutional documents of each party (other than a Finance Party) to a Finance Document (and, in case of a German limited partnership, its general partner), including for any company whose Relevant Jurisdiction is Germany official chronological register extracts (amtlicher chronologischer Handelsregisterausdruck) not older than 14 days prior to the date of this Agreement and official copies (amtliche Kopien) of the articles of association and the list of shareholders or, in the case of limited partnerships, uncertified, recent and up-to-date partnership agreements.

(b)	A copy of a resolution of the board of directors and/or shareholders resolution and/or any other competent corporate body of each party to a Finance Document (other than a Finance Party):

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents.

(d)	A certificate of an authorised signatory of the relevant party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)	A copy of a good standing certificate (including to the extent available verification of franchise or similar tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organisation.

2.	Finance Documents

(a)	This Agreement duly executed by the members of the Group party to this Agreement.

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(b)	The Fee Letters duly executed by the Company.

3.	Other Documents and Evidence

(a)	The Lenders Presentation.

(b)	A copy, certified by an authorised signatory of the Company to be a true copy, of the Original Financial Statements of each Obligor.

(c)	Evidence of compliance with all of the Facility Agent’s customary “know your customer” or similar checks under all applicable laws and regulations.

(d)	Acceptance of service of process in relation to any proceedings before the English courts in connection with any Finance Document.

(e)	Evidence that the Guarantors (calculated using the figures as of 30 September 2010, on an unconsolidated basis and excluding all intra-group receivables, goodwill, intangible assets incurred from a purchase price allocation on consolidation and investments in Subsidiaries of any member of the Group) represent not less than 80% of Consolidated Adjusted EBITDA and not less than 70% consolidated Gross Assets of the Group respectively.

(f)	A certificate of the Company (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(g)	A certificate of the Chief Financial Officer or Executive Vice President or Senior Vice President of Finance (as applicable) of each U.S. Obligor stating that the respective company is Solvent after giving effect to the initial Loans, the application of the proceeds of the Loans in accordance with Clause 3 (Purpose) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of this certificate, “Solvent” means with respect to such U.S. Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

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PART II

CONDITIONS PRECEDENT TO DRAWDOWN

1.	Legal Opinions

The following legal opinions, each addressed to the Facility Agent and the Lenders.

(a)	A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to English law.

(b)	A legal opinion of Clifford Chance Partnerschaftsgesellschaft, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to German law.

(c)	A legal opinion of Clifford Chance US LLP, legal advisers to the Mandated Lead Arrangers and the Facility Agent as to New York law.

(d)	A legal opinion of Kirkland & Ellis LLP, legal advisors to the Company as to New York and Delaware law.

(e)	A legal opinion of McGuire Woods LLP, legal advisors to the Company as to North Carolina law.

2.	Other Documents and Evidence

(a)	A letter addressed to the Company from the facility agent under the Existing Senior Facilities Agreement confirming that any Financial Indebtedness outstanding under the Existing Senior Facilities Agreement will be discharged in full immediately upon the Closing Date, it being understood that the signed version of such letter will be available on the date of the first Utilisation and immediately prior thereto, but will be held in escrow until the Closing Date has occurred.

(b)	Evidence of payment of fees, costs and expenses (to be deducted from drawdown, subject to delivery and agreement being reached in relation to invoices for costs and expenses).

(c)	Delivery of a Utilisation Request.

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PART III

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	An Accession Letter duly executed by the Additional Obligor and the Company.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a good standing certificate (including to the extent available verification of franchise or similar tax status) with respect to each Additional Obligor whose jurisdiction of organization is a state of the U.S. or the District of Columbia, issued as of a recent date by the Secretary of State or other appropriate official of such Additional Obligor’s jurisdiction of incorporation or organisation.

4.	A copy of a resolution of the board of directors and/or shareholders and/or any other competent corporate body of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter and any other Finance Document to which it is a party;

(b)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Company to act as its agent in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	With respect to any Additional Obligor whose Relevant Jurisdiction is not Germany, a certificate of the Additional Obligor (signed by a director or other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guarantee or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	The latest financial statements of the Additional Obligor, audited, if available.

Execution Version

9.	The following legal opinions on the Accession Letter, each addressed to the Facility Agent and the Lenders:

(a)	A legal opinion of the legal advisers to the Facility Agent in England, as to English law in the form distributed to the Facility Agent prior to signing the Accession Letter.

(b)	If the Additional Obligor is incorporated in a jurisdiction other than England or executing a Finance Document which is governed by a law other than English law, a legal opinion of the legal advisers to the Facility Agent in the jurisdiction of incorporation of that Additional Obligor or, as the case may be, the jurisdiction of the governing law of that Finance Document (the “Relevant Jurisdiction”) as to the law of the Relevant Jurisdiction and in the form distributed to the Facility Agent prior to signing the Accession Letter.

(c)	A legal opinion of the legal advisers to the Additional Obligor on matters of U.S. law, substantially in the form distributed to the Lenders prior to signing the Accession Letter.

10.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England, evidence that the process agent specified in Clause 40.2 (Service of process), if not the Company, has accepted its appointment in relation to the proposed Additional Obligor.

11.	If the Additional Obligor is not incorporated in any country other England and Wales, such documentary evidence as legal counsel to the Facility Agent may require, that such Additional Obligor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

12.	A copy of any other Authorisation or other document, opinion or assurance which the Facility Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter and each Finance Document to which the Additional Obligor is a party or for the validity and enforceability of any Finance Document created or intended to be created by the Additional Obligor.

13.

A certificate of the Chief Financial Officer of each Additional Obligor whose jurisdiction of organisation is a state of the U.S. or the District of Columbia stating that the respective company is Solvent after giving effect to the initial Loans, the application of the proceeds of the Loans in accordance with Clause 3 (Purpose) and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of this certificate, “Solvent” means with respect to such Additional Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probably liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated

Execution Version

liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

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SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

From:	[Borrower]

To:	[Facility Agent]

Dated:

Dear Sirs

[Company] – [—] Facilities Agreement

dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	[We wish to borrow a Loan on the following terms:

(a)	Borrower: [—]

(b)	Proposed Utilisation Date: [—] (or, if that is not a Business Day, the next Business Day)

(c)	Facility to be utilised: [Facility A]/[Facility B] [Facility C]]

(d)	Currency of Loan: [—]

(e)	Amount: [—] or, if less, the Available Facility

(f)	Interest Period: [—]

3.	We confirm on behalf of each Obligor and the Company that each condition specified in Clause 4.2 (Further Conditions Precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to [account]].

5.	This Utilisation Request is irrevocable.

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Yours faithfully

[insert name of Borrower]

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PART II

SELECTION NOTICE

APPLICABLE TO A FACILITY A LOAN

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

From:	[Borrower]

To:	[Facility Agent]

Dated:

Dear Sirs

[Company] – [—]Facilities Agreement

dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility A Loan[s] with an Interest Period ending on [ ].

3.	[We request that the above Facility A Loan[s] be divided into [—] Facility A Loans with the following Base Currency Amounts and Interest Periods:]

or

4.	[We request that the next Interest Period for the above Facility A Loan[s] is [ ]].

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

[insert name of Relevant Borrower]

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SCHEDULE 4

MANDATORY COST FORMULAE

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Facility Agent. This percentage will be certified by that Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 9.5 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

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D	is the percentage rate per annum payable by the Bank of England to the Facility Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Facility Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

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Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Facility Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Facility Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

To:	[ ] as Facility Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

[Company] – [                    ] Facilities Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender;]

(b)	[a Treaty Lender;]

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(c)	[not a Qualifying Lender].[1]

5.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][2]

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

[6/7].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

[1]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[2]	Include if New Lender comes within paragraph (i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [                    ].

[Facility Agent]

By:

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SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

To:	[ ] as Facility Agent and [ ] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

[Company] – [                    ] Facilities Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

Execution Version

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

7.	The New Lender confirms, for the benefit of the Facility Agent and without liability to any Obligor, that it is:

(d)	[a Qualifying Lender;]

(e)	[a Treaty Lender;]

(f)	[not a Qualifying Lender]. [3]

8.	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(g)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(h)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(i)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][4]

[8/9].	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[3]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[4]	Include only if New Lender is a UK Non-Bank Lender – i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).

Execution Version

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11].	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

Execution Version

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.

[Facility Agent]

By:

Execution Version

SCHEDULE 7

FORM OF ACCESSION LETTER

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

To:	[ ] as Facility Agent

From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

[Company] – [                    ] Facilities Agreement

dated [                    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [25.2 (Additional Borrowers)]/[Clause 25.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

Execution Version

SCHEDULE 8

FORM OF RESIGNATION LETTER

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

To:	[ ] as Facility Agent

From:	[resigning Obligor] and [Company]

Dated:

Dear Sirs

[Company] – [                    ] Facilities Agreement

dated [                    ] (the “Agreement”)

5.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

6.	Pursuant to [Clause 25.3 (Resignation of a Borrower)]/[Clause 25.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

7.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[this request is given in relation to a disposal of [resigning Obligor];]

(c)	[the Disposal Proceeds have been or will be applied in accordance with Clause 8.7 (Disposal proceeds);]

(d)	[the test set out in paragraph (b) of Clause 22.11 (Guarantors) continues to be satisfied;]

(e)	[—]*

*	Insert any other conditions required by the Facility Agreement.

Execution Version

8.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[Subsidiary]

Execution Version

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

To:	[—] as Facility Agent

From:	[Company]

Dated:

Dear Sirs

[Company] – [—] Facilities Agreement

dated [—] (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

(a)	in respect of the Relevant Period ending on [—] Consolidated Total Net Debt for such Relevant Period was [—] and Consolidated Adjusted EBIDA for such Relevant Period on [—]. Therefore Consolidated Total Net Debt for such Relevant Period was [—] times Consolidated Adjusted EBITDA for such Relevant Period and the covenant contained in Clause 21.2 (Financial condition) [has/has not] been complied with;

(b)	On the last day of the Relevant Period ending on [—] Consolidated Total Net Debt was [—] and Consolidated Adjusted EBITDA for such Relevant Period was [—]. Therefore Consolidated Total Net Debt at that time was [greater than or equal to [—] times Consolidated Adjusted EBITDA for such Relevant Period]/[less than [—] times Consolidated Adjusted EBITDA for such Relevant Period but greater than or equal to [—] times Consolidated Adjusted EBITDA for such Relevant Period]/[less than [—] times Consolidated Adjusted EBITDA for such Relevant Period]

and accordingly the Margin will be:

Facility A Margin:	[—] % p.a.

Facility B Margin:	[—] % p.a.

Facility C Margin:	[—] % p.a.

Execution Version

3.	[We confirm that no Default is continuing.]*

4.	We confirm that:

(a)	the aggregate of the earnings (calculated on the same basis as Consolidated Adjusted EBITDA) of each of the Guarantors represents at least 80% per cent of the Group’s Consolidated Adjusted EBITDA; and

(b)	the aggregate Gross Assets of the Guarantors represent at least 70% of the Group’s consolidated Gross Assets.

Signed

	Director	Director

	Of	of

	[Company]	[Company]

NOTES:

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Execution Version

SCHEDULE 10

LMA FORM OF CONFIDENTIALITY UNDERTAKING

Letterhead of Seller]

Date:  [                     ]

To:

[insert name of Potential
Purchaser]

Re:	The Agreement

Company: (the
“Company”)
Date:
Amount:
Agent:

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	Permitted Disclosure

We agree that you may disclose:

2.1

to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information,

Execution Version

except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	Notification of Disclosure

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently

Execution Version

erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	No Representation; Consequences of Breach, etc

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	Entire Agreement: No Waiver; Amendments, etc

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

Execution Version

8.	Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	Third Party Rights

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	Definitions

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, [the/a] Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or [the/a] Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

Execution Version

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To: [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

Execution Version

SCHEDULE 11

TIMETABLES

	Loans in euro	Loans in dollars	Loans in other currencies

Facility Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)			U 4

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods and Terms))	U 3 9.30am	U 3 9.30am	U 3 9.30am

Facility Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation)	U 3 Noon	U 3 noon	U 3 noon

Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U 3 3.00pm	U 3 3.00pm	U 3 3.00pm

Facility Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U 3 5.00pm	U 3 5.00pm	U 3 5.00pm

Facility Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U 2 9.30am	U 2 9.30am	U 2 9.30am

Facility Agent determines amount of the Loan in Optional Currency in accordance with Clause 29.10 (Change of currency)	U 3 11.00am	U 3 11.00am	U 3 11.00am

Execution Version

	Loans in euro	Loans in dollars	Loans in other currencies

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

“U” = date of utilisation

“U X” = X Business Days prior to date of utilisation

Execution Version

SCHEDULE 12

GUARANTEE PRINCIPLES

1.	AGREED GUARANTEE PRINCIPLES

The guarantees to be provided under the Finance Documents will be given in accordance with certain agreed Guarantee Principles (the “Agreed Guarantee Principles”). This Schedule addresses the manner in which the Agreed Guarantee Principles will impact on the guarantees to be taken in relation to this transaction.

The Finance Parties and the Obligors have agreed and acknowledged that their rights and obligations under the Finance Documents in respect of (i) the giving or taking of guarantees; (ii) all the rights and obligations associated with such giving or taking of guarantees shall be subject to and limited by the Agreed Guarantee Principles. The Agreed Guarantee Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees from all members of the Group in every jurisdiction in which members of the Group are located. In particular:

(a)	general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalisation, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or may require that the guarantee be limited by an amount or otherwise. If any such limit applies, the guarantees provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management;

(b)	in particular, German capital maintenance rules will require that upstream / cross-stream guarantees given by any German company incorporated as a GmbH or GmbH &Co. KG be limited, in order to avoid any liability of the management or the shareholders which may arise from such an upstream or cross-stream guarantee (other than, in relation to the shareholders only, any recourse claims);

(c)	the giving of a guarantee, will not be required to the extent that it would incur any legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such guarantee which are disproportionate to the benefit obtained by the Finance Parties;

(d)	in certain jurisdictions it may be either impossible or impractical to grant guarantees in which event such guarantees will not be granted;

(e)	members of the Group will not be required to give guarantees if it is not within the legal capacity of the relevant members of the Group or if, in the reasonable opinion of the directors of the relevant members of the Group, the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of any Group company;

Execution Version

(f)	no perfection action will be required in jurisdictions where a Guarantor is not located;

(g)	the terms of the guarantee should not be such that, in the reasonable opinion of management of the relevant member of the Group, they materially restrict the running of the business of or materially adversely affect the tax arrangements of the relevant member of the Group in the ordinary course as otherwise permitted by the Finance Documents;

(h)	notwithstanding anything in this Agreement to the contrary, (i) no Non-U.S. Group Company shall be required to grant a guarantee in respect of any part of the Facilities borrowed by a U.S. Group Company, (ii) in no event shall more than 65% of the voting stock of a first-tier Non-U.S. Group Company be required to be pledged as security for any part of the Facilities borrowed by a U.S. Group Company, and (iii) none of the stock of a Non-U.S. Group Company that is owned by another Non-U.S. Group Company shall be required to be pledged as security for any part of the Facilities borrowed by a U.S. Group Company.

2.	GUARANTORS

Subject to paragraph 1 above, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities of the Borrowers under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Guarantee Principles in each relevant jurisdiction.

Execution Version

SCHEDULE 13

EXISTING FINANCIAL INDEBTEDNESS

Japan:	Sirona Dental Systems K.K., Yen 100,000,000.00

Italy:	Sirona Dental Systems s.r.l.: EUR 201.410,87 towards UniCredit Spa and EUR 543.158,04 towards Banca Antoniana Pop. Veneta

Execution Version

SCHEDULE 14

FORM OF INCREASE CONFIRMATION

THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY THEREOF OR ANY OTHER DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION OF THIS DOCUMENT, INCLUDING WRITTEN CONFIRMATIONS OR REFERENCES THERETO, INTO AUSTRIA, AS WELL AS THE PRODUCTION IN, OR THE SENDING TO OR FROM, AUSTRIA OF ANY OF THE FOREGOING DOCUMENTS, AS WELL AS THE SENDING TO OR FROM AUSTRIA OF FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED, MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL OF THIS DOCUMENT AS WELL AS ANY CERTIFIED COPY THEREOF AND WRITTEN AND SIGNED REFERENCES THERETO OUTSIDE OF AUSTRIA AND AVOID SENDING FAX MESSAGES OR E-MAILS CARRYING AN ELECTRONIC SIGNATURE (WHETHER DIGITALLY, MANUSCRIPT OR OTHERWISE TECHNICALLY REPRODUCED) WHICH REFER TO THIS DOCUMENT OR TO WHICH A COPY OF THIS DOCUMENT IS ATTACHED TO OR FROM AUSTRIA

To:	[ ] as Facility Agent and [ ] as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

[Company] – [    ] Facilities Agreement

dated [    ] (the “Agreement”)

1.	We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.4 (Increase).

3.	The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.4 (Increase).

8.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

Execution Version

(c)	[not a Qualifying Lender].[5]

9.	[The Increase Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][6]

[9/10.]	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

[10/11.]	This Increase Confirmation and any non-contractual obligations arising out of or in connection with it are governed by English law.

[11/12.]	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[5]	Delete as applicable – each Increase Lender is required to confirm which of these three categories it falls within.
[6]	Include only if New Lender is a UK Non-Bank Lender i.e. falls within paragraph (i)(B) of the definition of Qualifying Lender in Clause 13.1 (Definitions).

Execution Version

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Facility Agent and the Increase Date is confirmed as [    ].

Agent
By:

Security Agent

By:

Execution Version

Signature Pages

Sirona Dental Systems, Inc.

as the Company, Original Borrower and Original Guarantor

Address:	30-30 47th Avenue, Suite 500 Long Island City New York, NY 11101 United States of America

Attention:	Jonathan Friedman/ Simone Blank/ Susan Murphy/ Stephan Mitsdoerffer

Fax:	+1 718 482 2514

Email:	Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ susan.murphy@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Schick Technologies, Inc.

as Original Borrower and Original Guarantor

Address:	30-30 47th Avenue, Suite 500 Long Island City New York, NY 11101 United States of America

Attention:	Jonathan Friedman/ Simone Blank/ Susan Murphy/ Stephan Mitsdoerffer

Fax:	+1 718 482 2514

Email:	Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ susan.murphy@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Execution Version

Sirona Dental Systems, LLC

as Original Guarantor

Address:	4835 Sirona Drive Charlotte, NC 28273 PO Box 410100 United States of America

Attention:	Jonathan Friedman/ Simone Blank/ Susan Murphy/ Stephan Mitsdoerffer

Fax:	+1 704 587 9394

Email:	Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ susan.murphy@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Sirona Dental Services GmbH

as Original Borrower and Original Guarantor

Address:	Fabrikstr. 31 64625 Bensheim Germany

Attention:	Tom Redlich / Jonathan Friedman/ Simone Blank/ Stephan Mitsdoerffer

Fax:	+49 6251 16 24 44

Email:	tom.redlich@sirona.com/ Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Execution Version

Sirona Dental Systems GmbH

as Original Borrower and Original Guarantor

Address:	Fabrikstr. 31 64625 Bensheim Germany

Attention:	Tom Redlich / Jonathan Friedman/ Simone Blank/ Stephan Mitsdoerffer

Fax:	+49 6251 16 24 44

Email:	tom.redlich@sirona.com/ Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Sirona Immobilien GmbH

as Original Guarantor

Address:	Fabrikstr. 31 64625 Bensheim Germany

Attention:	Tom Redlich / Jonathan Friedman/ Simone Blank/ Stephan Mitsdoerffer

Fax:	+49 6251 16 24 44

Email:	tom.redlich@sirona.com/ Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Execution Version

Sirona Technologie GmbH & Co. KG (represented by its general partner (Sirona Dental Systems GmbH))

as Original Borrower and Original Guarantor

Address:	Fabrikstr. 31 64625 Bensheim Germany

Attention:	Tom Redlich / Jonathan Friedman/ Simone Blank/ Stephan Mitsdoerffer

Fax:	+49 6251 16 24 44

Email:	tom.redlich@sirona.com/ Jonathan.Friedman@sirona.com/ simone.blank@sirona.com/ Stephan.Mitsdoerffer@sirona.com

Execution Version

The Mandated Lead Arrangers and Bookrunners

J.P. Morgan Limited

Address:	125 London Wall London, EC2Y 5AJ United Kingdom

Attention:	Constantin T. Wolf

Fax:	+44 (0) 207 777 4548

Email:	Constantin.T.Wolf@jpmorgan.com

UniCredit Bank AG

Andreas Hartung

Address:	Arabellastrasse 14 81925 Munich Germany

Attention:	Hauke Schinkel

Fax:	+49 (0) 89 378-31218

Email:	Hauke.schinkel@unicreditgroup.de

Execution Version

The Original Lenders

Barclays Bank PLC

Address:	745 7th Avenue New York, NY 10019 United States of America

Attention:	Nicholas Versandi

Fax:	+1 646 758 5246

Email:	nicholas.versandi@barcap.com

Commerzbank Aktiengesellschaft, Large Corporates Center, Central Region

Michael Braunisch Ilka Diel

Address:	60261 Frankfurt am Main Germany

Attention:	Alexander Weiß

Fax:	+49 211 321 2058

Email:	alexander.weiss@commerzbank.com

Execution Version

DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt am Main, Niederlassung München

BOSCH	Prellwitz

Address:	Türkenstrasse 16 D-80333 Munich Germany

Attention:	Christian Prellwitz

Fax:	+49 (0) 89 2134 2049

Email:	Christian.Prellwitz@dzbank.de

Landesbank Hessen-Thüringen Girozentrale

DIEDRICH	FELMEDEN

Address:	Neue Mainzer Strasse 52-58 60311 Frankfurt am Main

Attention:	Sonja Bachmann

Fax:	+49 69 9132 – 4672

Email:	sonja.bachmann@helaba.de

JPMorgan Chase Bank, N.A.

Address:	125 London Wall London, EC2Y 5AJ United Kingdom

Attention:	Constantin T. Wolf

Fax:	+44 (0) 207 777 4548

Email:	Constantin.T.Wolf@jpmorgan.com

Execution Version

The Bank of Tokyo-Mitsubishi UFJ, Ltd., Düsseldorf Branch

Address:	Breite Str. 34 40213 Düsseldorf Germany

Attention:	Rainer Zech

Fax:	+49 211 3667 433

Email:	Rainer.zech@de.mufg.jp

UniCredit Luxembourg S.A.

Erwin Moos	Anna Bonert

Address:	8-10, rue Jean Monnet L-2180 Luxembourg Luxembourg

Attention:	Anna Bonert

Fax:	+352 4272 4510

Email:	anna.bonert@unicreditgroup.lu

Execution Version

The Facility Agent

J.P. Morgan Europe Limited

Address:	125 London Wall London, EC2Y 5AJ United Kingdom

Attention:	Belinda Lucas

Fax:	+44 (0) 207 777 2360

Email:	Belinda.Lucas@jpmorgan.com / loan_and_agency_london@jpmorgan.com